EXHIBIT 2.1

ASSET AND SHARE PURCHASE AGREEMENT

among

Veyance de Mexico, S. de R.L. de C.V.,

Veyance de Chihuahua, S. de R.L. de C.V.,

Veyance Technologies Canada, Inc.

and

Veyance Technologies, Inc.

as the Sellers

and

EnPro Industries, Inc.

Garlock of Canada Ltd.,

STEMCO Kaiser Incorporated,

EnPro Luxembourg Holding Company SarL,

and

Stempro Mexico Acquisition Co., S de R.L. de C.V.

as the Buyers

Dated as of June 22, 2015

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

ASSET AND SHARE PURCHASE AGREEMENT

THIS ASSET AND SHARE PURCHASE AGREEMENT, dated as of June 22, 2015 (this “Agreement”), by and among Veyance de Mexico, S. de R.L. de C.V., a limited liability company (Sociedad de Responsabilidad Limitada de Capital Variable) organized under the laws of Mexico (“Veyance Mexico”), Veyance de Chihuahua, S. de R.L. de C.V., a limited liability company (Sociedad de Responsabilidad Limitada de Capital Variable) organized under the laws of Mexico (together with Veyance Mexico, the “Share Sellers”), Veyance Technologies Canada, Inc., a corporation formed under the laws of Canada (the “Canadian Seller”) and Veyance Technologies, Inc., a Delaware corporation (the “US Seller”, and collectively with the Canadian Seller, the “Asset Sellers”), and EnPro Industries, Inc. (“Buyer Parent”), Garlock of Canada Ltd. (the “Canadian Asset Purchaser”), STEMCO Kaiser Incorporated (the “US Asset Purchaser”), EnPro Luxembourg Holding Company SarL (the “Mexican Nominal Share Purchaser”), and Stempro Mexico Acquisition Co., S de R.L. de C.V. (the “Mexican Share Purchaser;” and collectively with the Buyer Parent, the Canadian Asset Purchaser, the US Asset Purchaser and the Mexican Nominal Share Purchaser, the “Buyer”). The Share Sellers and the Asset Sellers are collectively referred to herein as the “Sellers”. Continental AG is a party hereto solely for the purpose of guaranteeing Sellers’ indemnification obligations under Article VIII, as more fully set forth in Section 8.9.

RECITALS

A. Veyance Technologies, through its air springs division, is engaged in the business of designing, producing and selling air springs at various locations around the world (the “Global Veyance Air Springs Business”).

B. The Global Veyance Air Springs Business, through the Sellers, maintains certain of its operations and sales in the NAFTA region (the “Veyance North American Air Springs Business”). The Veyance North American Air Springs Business, excluding the non-NAFTA portion of the Global Veyance Air Springs Business and excluding all assets and liabilities of Continental AG’s air springs business, is referred to herein as the “Business”.

C. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Sellers relating thereto, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. Certain terms capitalized within this Agreement shall have the meanings set forth in Annex 1 to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) the Share Sellers shall sell, assign, transfer, convey and deliver to the Buyer all of the Share Sellers’ right, title and interest as of the Closing Date in, to and under the Shares of the SLP Subsidiary, free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) the Asset Sellers shall sell, assign, transfer, convey and deliver to the Buyer all of the Asset Sellers’ right, title and interest as of the Closing Date in, to and under all Transferred Assets not already owned by the SLP Subsidiary (which assets of the SLP Subsidiary shall remain in such SLP Subsidiary and be transferred by virtue of the transfer of Shares described herein), free and clear of all Encumbrances, other than Permitted Encumbrances; (iii) Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities; and (iv) the parties identified in the Ancillary Agreements shall deliver an executed copy of each such Ancillary Agreement to each of the other parties thereto. “Transferred Assets” shall mean all of the Sellers’ right, title and interest in, to and under the assets, properties and rights referred to below:

(a) the Shares (and any and all rights, obligations and Liabilities attached thereto, including, without limitation, all right, title and interest in, to and under all assets, properties and business of the SLP Subsidiary, whether real, personal, tangible or intangible and wherever located (the “SLP Subsidiary Assets”) and all Liabilities of the SLP Subsidiary);

(b) all fixed assets listed on Schedule 2.1(b) and currently used in the Business and any other such equipment, furniture, supplies, drawings, records and other documentation located as of the date hereof within the portion of the Fairlawn Facility subject to the Fairlawn Sublease (but, for purposes of clarity, excluding the testing equipment located on the second floor of the Fairlawn Facility other than that equipment set forth on Schedule 2.1(b));

(c) all contracts and agreements to which the Asset Sellers are a party or by which the Sellers are bound that arise primarily out of the operation of the Business, including all contracts and agreements listed in Schedule 3.15 of the Disclosure Schedules (the “Contracts”);

(d) subject to Section 5.8, the Patents and Marks listed on Schedules 3.12(a)(i) and 3.12(a)(ii) (for the avoidance of doubt, solely in the jurisdictions listed in such schedules) and all other Intellectual Property primarily used in, primarily held for use in or otherwise primarily pertaining to the Business, other than the Intellectual Property licensed by the Sellers to the Buyer pursuant to the License Agreement (the “Business Intellectual Property”);

(e) originals and copies (whether electronic or physical) of all drawings and schematics, blueprints and designs relating to products of the Business and currently located in the Fairlawn Facility, the SLP Facility or the SLP Assembly Facility;

(f) all accounts receivable, notes receivable and other receivables due to the Asset Sellers that arise out of the operation of the Business invoiced after December 20, 2014 (the “Receivables”), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(g) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories manufactured at the SLP Facility and SLP Assembly Facility or reserved for use at the SLP Facility or SLP Assembly Facility or otherwise included on the Closing Balance Sheet (the “Inventory”);

(h) all Permits set forth on Schedule 3.7(b) (the “Business Permits”);

(i) copies of all personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, manuals and customer and supplier correspondence owned by the Sellers relating to the Business or to the Transferred Employees (the “Books and Records”) and copies of the records described in Sections 2.2(b) and 2.2(e) to the extent related to the Business;

(j) all insurance benefits of the Asset Sellers, including rights and proceeds, to the extent arising from or to the extent relating to the Business or to the Transferred Assets, the SLP Subsidiary Assets or the Assumed Liabilities and related to Circumstances prior to Closing;

(k) all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Asset Sellers to the extent primarily relating to the Business or the Transferred Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of the Sellers and the SLP Subsidiary; and

(l) any fixed asset held by the Sellers primarily used in the Business that is not otherwise set forth in this Section 2.1.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Sellers are not selling, and the term “Transferred Assets” shall expressly exclude the following assets of the Asset Sellers, all of which shall be retained by the Asset Sellers (collectively, the “Excluded Assets”):

(a) all of the Asset Sellers’ cash and cash equivalents (but not cash or cash equivalents in accounts of the SLP Subsidiary);

(b) the Asset Sellers’ corporate books and records of internal corporate proceedings, tax records, work papers and books and records that the Asset Sellers are required by Law to retain (other than those relating to the SLP Subsidiary);

(c) all rights in the following names and marks and any variation or derivation thereof: Goodyear, Continental or Veyance;

(d) all of the Asset Sellers’ bank accounts (but not the bank accounts of the SLP Subsidiary);

(e) all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Asset Sellers other than the Business (and other than those of the SLP Subsidiary);

(f) any interest in or right to any refund of (or credit with respect to) Taxes that are Excluded Liabilities or for which the Asset Sellers are otherwise responsible pursuant to this Agreement;

(g) any insurance policies not held by the SLP Subsidiary and rights, claims, or causes of action thereunder other than those specified in Section 2.1(i);

(h) except as specifically provided in Section 5.6, any assets relating to any Employee Plan of the Asset Sellers;

(i) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(j) shares of any Subsidiary or Affiliates of Sellers other than the shares of the SLP Subsidiary;

(k) the equipment located, as of the date hereof, on the second floor of the Fairlawn Facility (other than the equipment set forth on Schedule 2.1(b));

(l) all rights of the Sellers under this Agreement and the Ancillary Agreements;

(m) any asset that relates solely to the Continental air springs business; and

(n) the assets set forth on Schedule 2.2(n).

Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy the following Liabilities and obligations of the Asset Sellers relating to the Business, in each case, except to the extent such Liabilities are included as Excluded Liabilities listed in Section 2.4(a)-(e) (the “Assumed Liabilities”):

(a) all Liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Transferred Assets incurred subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practice (other than liabilities for breaches, defaults or nonperformance of contracts, violations of Law, torts or infringement);

(b) all Liabilities of the Sellers under the Contracts and the Business Permits to the extent such Liabilities relate to the period after the Closing Date (other than Liabilities relating to any failure to perform, improper performance, or other breach, default or violation by the Sellers on or prior to Closing);

(c) all Liabilities of the Sellers for refunds, adjustments, allowances repairs, exchanges, returns, warranties or similar claims related to products of the Business manufactured, marketed, distributed, or sold before the Closing Date, to the extent arising in the ordinary course of business, consistent with past practice; and

(d) all Liabilities assumed by the Buyer pursuant to Section 5.6.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming and the Sellers shall pay, perform or otherwise satisfy, all Liabilities other than the Assumed Liabilities and the following Liabilities (the “Excluded Liabilities”):

(a) all Taxes arising from or with respect to the Transferred Assets or the operation of the Business that are incurred in or with respect to any period, or any portion of any period, ending on or prior to the Closing Date (except as otherwise provided in Section 6.1(g) of this Agreement); for purposes of this Section 2.4(a), real and ad valorem property Taxes imposed with respect to any Transferred Asset shall be apportioned at the Closing based upon the amounts set forth in the current tax bills therefor and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date;

(b) accounts payable of the Asset Sellers;

(c) all Liabilities for (i) any judgments or Actions against the Asset Sellers including judgments in favor of the opposing party in, or settlement of, any Action primarily relating to any matter arising out of or relating to any time prior to Closing and (ii) all costs and expenses incurred in connection with any of the foregoing;

(d) all Liabilities related to or in connection with employees of the Business other than Transferred Employees; and

(e) any Liability or obligation relating to an Excluded Asset, including, without limitation, any Liability under any Employee Plan (including (A) incurred but not reported and reported claims under any welfare benefit plan, (B) all long and short term disability claims and (C) any workers’ compensation claims incurred or reported prior to Closing).

Section 2.5 Consents to Certain Assignments.

(a) Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which any Seller is a party or by which any Seller is bound, or in any way adversely affect the rights of the Sellers or, upon transfer, the Buyer under such asset, permit, claim or right. The Sellers shall use commercially reasonable efforts (which shall not include making any monetary expenditure or granting any material accommodation, financial or otherwise, to any third party) to obtain any consents or waivers required to assign to the Buyer any Transferred Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. The Buyer agrees that the Sellers shall not have any liability to the Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom (other than liability arising from a breach of Section 3.3).

(b) If any such consent is not obtained prior to Closing, Sellers shall continue to use commercially reasonable efforts (which shall not include making any monetary expenditure or granting any material accommodation, financial or otherwise, to any third party) to obtain such consent following Closing. If, however, such consent is not obtained despite such efforts and (i) as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, or (ii) if any attempted assignment would (x) adversely affect the rights of any Seller thereunder and therefore the Buyer would not in fact receive all such rights or (y) the Sellers would forfeit or otherwise lose the benefit of rights that the Sellers are entitled to retain, the Sellers and the Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Sellers and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer; provided that each party shall pay its own expenses in the event that such cooperation and actions are required to preserve rights and benefits as contemplated above (i.e. in the case of Contracts that would be partially assigned or shared). The Sellers shall promptly pay to the Buyer when received all monies received by the Sellers under such Transferred Asset or any claim or right or any benefit arising thereunder and the Buyer shall indemnify and promptly pay the Sellers for all liabilities of the Sellers associated with such Transferred Asset to the extent such liabilities would have been Assumed Liabilities hereunder if such Transferred Asset was assigned to the Buyer.

Section 2.6 Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer Parent shall (a) pay (or cause to be paid by a Subsidiary) to the Seller Representative (on behalf of the Sellers), by wire transfer to a bank account designated in writing by the Seller Representative to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $18,141,899 (the “Purchase Price”) in immediately available funds in United States dollars and (b) assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment as provided in Section 2.8.

Section 2.7 Closing. The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, at 10:00 A.M. EST on the later of (i) July 1, 2015 and (ii) the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”. The transactions contemplated hereby shall be deemed to have occurred at 12:01 A.M. New York, NY time on the Closing Date. The parties agree that this Agreement shall be executed and delivered in the United States. At least five (5) Business Days prior to the Closing, the Buyer Parent shall designate any changes to the entities to be listed on any applicable assignment and assumption documents (including the Bill of Sale and Assumption Agreement), and any edits to the forms attached hereto resulting therefrom shall be made prior to Closing.

Section 2.8 Post-Closing Adjustment of Purchase Price.

(a) As soon as reasonably practicable following the Closing Date, and in any event within 45 calendar days thereof, Buyer shall prepare and deliver to the Seller Representative (i) an unaudited consolidated balance sheet of the Business (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Debt of the Business (“Closing Date Debt”), and (iv) a calculation of Cash of the SLP Subsidiary (“Closing Date Cash”), in each case (except as set forth in the proviso below) (x) calculated as of the close of business on the Closing Date in accordance with the Accounting Principles and (y) without giving effect to the consummation of the acquisition of the Business by the Buyer, including any payments of cash in respect of the Purchase Price, the repayment of Debt, or other payments or any financing transactions in connection with the Closing or the other transactions contemplated hereby; provided, however, (I) the Closing Balance Sheet shall reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date of the Balance Sheet and (II) the Closing Balance Sheet shall not reflect any expense or liability for which Buyer is responsible under Section 11.1 of this Agreement. Following the Closing, the Buyer shall provide the Sellers and their representatives, upon reasonable request, access during normal business hours to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Business relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Business to reasonably cooperate with the Sellers as may be reasonably required in connection with its review of the Closing Balance Sheet; provided, however, that such access shall not unreasonably disrupt the operations of the Business.

(b) If the Seller Representative shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Debt and/or Closing Date Cash, it shall notify the Buyer of such disagreement in writing (such written notice, a “Disagreement Notice”), setting forth in reasonable detail the particulars of such disagreement and, to the extent information is available to the Seller Representative to make such a calculation, its calculation of each disputed item (which, for the avoidance of doubt, shall be in accordance with the Accounting Principles), within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that the Seller Representative does not provide such Disagreement Notice within such thirty (30)-day period, the Seller Representative shall be deemed to have agreed (on behalf of itself and the other Sellers) to the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Debt and Closing Date Cash and delivered by the Buyer, which shall be final, binding and conclusive on the Seller Representative (on behalf of itself and the other Sellers) for all purposes hereunder. In the event any such Disagreement Notice is timely provided, the Buyer and the Seller Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Debt and/or Closing Date Cash, set forth in such Disagreement Notice. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing mutually selected by the Buyer and the Seller Representative (such firm the “Neutral Accountant”). Each of the Buyer and the Seller Representative shall promptly provide their assertions regarding the Closing Date Net Working Capital, Closing Date Debt and/or Closing Date Cash to the extent relevant thereto, the Closing Balance Sheet in writing to the Neutral Accountant and to each other. The Neutral Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which the disagreement is referred to the Neutral Accountant). The Neutral Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Debt, Closing Date Cash and/or require adjustment (only with respect to the remaining disagreements submitted to the Neutral Accountant) in order to be calculated in accordance with the Accounting Principles and the definitions of the defined terms used in Annex 1. The determination of the Neutral Accountant shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Debt and/or are finally determined in accordance with this Section 2.8(b) is hereinafter referred to as the “Determination Date”. The fees and expenses of the Neutral Accountant shall be paid one-half by the Buyer and one-half by the Seller Representative.

(c) The “Adjustment Amount”, which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 2.8(b)), minus $11,110,000, plus (ii) $4,046,065, minus Closing Date Debt (as finally determined in accordance with Section 2.8(b), plus (iii) Closing

Date Cash (as finally determined in accordance with Section 2.8(b)), minus $2,187,964. If the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount and if the Adjustment Amount is a positive number, the Purchase Price shall be increased by the amount of such Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.8(d) or (e), as applicable.

(d) If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the Buyer shall pay the Increase Amount in cash to the Seller Representative on behalf of each Seller.

(e) If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the Seller Representative shall pay to the Buyer an amount equal to the Deficit Amount.

Section 2.9 Allocation of Purchase Price. The parties hereto agree to allocate the Purchase Price (plus Assumed Liabilities, to the extent properly taken into under applicable Tax laws) among the Transferred Assets (including goodwill and other intangibles) in accordance with U.S. Internal Revenue Code Section 1060. The parties shall use commercially reasonable efforts to agree upon such allocation as soon as possible after the date hereof and prior to the Closing Date. If the parties hereto are unable to resolve any material differences with regard to the allocation pursuant to this Section 2.10, then any disputed matters will be finally and conclusively determined by the Neutral Accountant. If engaged, the parties hereto shall instruct the Neutral Accountant to determine (based solely upon representations of the Buyer and Sellers and not by independent review) only those matters in dispute, and to render a written report as to the disputed matters and the resulting allocation of the Purchase Price (plus Assumed Liabilities, to the extent properly taken into under applicable Tax laws), and other relevant items, which report shall be conclusive and binding upon the parties hereto. The Neutral Accountant’s fees and expenses shall be borne equally by the Sellers, on the one hand, and the Buyer, on the other hand. The parties hereto agree to file all Tax Returns, including Form 8594 in a manner consistent with such allocations and not to take any position before any taxing authority that is inconsistent with such allocations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Sellers hereby represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, on a joint and several basis as follows:

Section 3.1 Organization and Qualification. Each Seller and the SLP Subsidiary is duly organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction in which it is organized and has all necessary corporate power and authority to own, lease and operate the Transferred Assets and the SLP Subsidiary Assets and to carry on the Business as it is now being conducted. Each Seller and the SLP Subsidiary is duly qualified or licensed as a foreign corporation to do business, and (where applicable) is in good standing, solvent, and is not under or subject to any bankruptcy, reorganization, concurso mercantil, dissolution, liquidation or any similar procedure, and is not generally in default of its obligations, in the jurisdictions where the ownership or operation of the Transferred Assets or the SLP Subsidiary Assets or the conduct or operation of the Business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No other jurisdiction has given notice to any Seller or the SLP Subsidiary indicating that such Seller or the SLP Subsidiary, as applicable, should be qualified in any other jurisdiction. Sellers have made available to the Buyer accurate and complete copies of the Charter Documents of the SLP Subsidiary. Schedule 3.1 lists all of the officers and directors of the SLP Subsidiary.

Section 3.2 Authority. Each Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and (subject to the approvals described in Section 3.3) thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action by the Sellers and the SLP Subsidiary, and no other corporate action on the part of any Seller or the SLP Subsidiary is necessary to authorize the execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which any Seller will be a party will have been, duly executed and delivered by such Seller. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Seller will be a party will constitute, the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.3(a), the execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Agreements to which a Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Charter Documents of any Seller or the SLP Subsidiary or any resolution adopted by the board of directors or equity holders of any Seller or the SLP Subsidiary;

(ii) conflict with or violate any Law, Permit or Order applicable to the Sellers, the SLP Subsidiary, the Business or any of the Transferred Assets or the SLP Subsidiary Assets or by which the Sellers, the SLP Subsidiary, the Business or any of the Transferred Assets or the SLP Subsidiary Assets may be bound or affected;

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give any third party any right to modify, terminate, accelerate or cancel any liability or obligations of, or charge any fee, penalty or similar payment under, any Material Contract to which any Seller (with respect to the Business) or the SLP Subsidiary is a party or to which the Sellers (with respect to the Business), the SLP Subsidiary, the Business or any of the Transferred Assets or the SLP Subsidiary Assets may be bound or affected;

(iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any Transferred Assets or any SLP Subsidiary Assets; or

(v) otherwise require the Sellers or the SLP Subsidiary to give any notice to, or obtain any consent from, any Person in connection with a Material Contract (other than as described in Section 3.3(b) below);

except, in the case of clause (ii), (iii), (iv) or (v) for any such conflicts, violations, breaches, defaults, or other occurrences that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b) Other than any notice, authorization, approval, order, permit or consent referenced in Article VII, none of the Sellers or the SLP Subsidiary are required to file, seek or obtain any notice, authorization approval, order, permit or consent of or with any Governmental Authority, including filings with the U.S. Department of Justice (the “DOJ”) and U.S. Federal Trade Commission (the “FTC”) pursuant to the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the “HSR Act”), in connection with the execution, delivery and performance by any such Seller of this Agreement and each of the Ancillary Agreements to which any such Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Business, except as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4 Transferred Assets.

(a) Except as set forth on Schedule 3.4(a), the transfer to the Buyer of the Transferred Assets pursuant to this Agreement, together with the Buyer’s rights under this Agreement and the Ancillary Agreements, comprise all of the assets required to operate the Business in substantially the same manner as such operations have heretofore been conducted.

(b) The Sellers own and have good and valid title to, or in the case of leased property and assets have valid leasehold interests in, all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and the SLP Subsidiary owns and has good and valid title to, or in the case of leased property and assets has valid leasehold interests in, all of the SLP Subsidiary Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c) The Shares (i) represent all of the outstanding capital stock of the SLP Subsidiary, (ii) are owned (with no Encumbrance other than Permitted Encumbrances) by the Share Sellers, and (iii) are fully paid and subscribed by the Share Sellers; and the outstanding capital stock of the SLP Subsidiary is fully paid and subscribed by the Share Sellers and has the face value (valor nominal) set forth on Schedule 3.4(c) of the Disclosure Schedules, according to the books and records of the SLP Subsidiary before Closing.

(d) Other than the SLP Subsidiary, the Share Sellers and the SLP Subsidiary have no Subsidiaries and do not, directly or indirectly, own or have any Contract to acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

(e) The Transferred Assets and the SLP Subsidiary Assets are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of the same, ordinary wear and tear excepted) and are adequate and suitable for their present uses.

(f) All of the assets and properties of the Business used in Mexico are owned by the SLP Subsidiary.

(g) All fixed assets primarily used in the Business are listed on Schedule 2.1(b).

(h) Schedule 3.4(h) lists, as of December 31, 2014, each property and asset included in the Transferred Assets and the SLP Subsidiary Assets that is leased by any Seller or the SLP Subsidiary, as applicable, with a lease amount of over $25,000 per year, and the Contract pursuant to which such assets are leased. For each such leased asset, the Sellers have delivered or made available to the Buyer true and complete copies of all leases affecting such assets.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) Copies of the unaudited combined balance sheet of the Business as at December 31, 2014 (the “Balance Sheet”) and the related unaudited combined statement of results of operations of the Business for the 12-month period ended December 31, 2014 (collectively referred to as the “Combined Pro-Forma Financial Statements”) have been made available to the Buyer in the virtual data room. The Combined Pro-Forma Financial Statements have been properly extracted from the business records of the Veyance Technologies consolidated group and are consistent with the books and records of the Sellers and the SLP Subsidiary (subject to the application of estimates and assumptions required to present the Business on a stand-alone basis). The consolidated financial statements of the Veyance Technologies group were prepared in accordance with the accounting policies and procedures of Veyance Technologies, which accounting policies and procedures are in accordance with GAAP consistently applied throughout the periods covered thereby. The Sellers and the SLP Subsidiary have utilized good faith estimates and assumptions in preparing the stand-alone carve-out financial statements represented by the Combined Pro-Forma Financial Statements, which Combined Pro-Forma Financial Statements fairly present in all material respects the financial condition and results of operations of the Business as of the date hereof and for the periods covered thereby.

(b) There are no Liabilities of the Business (whether known or unknown and whether absolute, contingent or otherwise) other than Liabilities (i) fully reflected or reserved against on the Combined Pro-Forma Financial Statements, (ii) that were incurred since the date of the Balance Sheet in the ordinary course of operation of the Business consistent with past practices (other than Liabilities for breaches, defaults, or nonperformance of contracts, violations of Law, torts or infringements), (iii) for Taxes, or (iv) as disclosed in Schedule 3.5(b) of the Disclosure Schedules.

Section 3.6 Absence of Certain Changes or Events. Since the date of the Balance Sheet through the date of this Agreement, (i) the Sellers and the SLP Subsidiary have conducted the Business in the ordinary course of business consistent with past practice, (ii) there has not been any loss or damage (not covered by insurance) affecting any of the Transferred Assets or the SLP Subsidiary Assets, in excess of $25,000 in each case or $50,000 in the aggregate, (iii) there has not been any Circumstance that constitutes a Material Adverse Effect, and (iv) neither the Sellers nor the SLP Subsidiary have taken any action that would have required the prior written consent of the Buyer under Section 5.1 if such action had been taken after the date of this Agreement and prior to the Closing; provided, that the Buyer acknowledges that there may be or may have been disruption to the operation of the Business as a result of the announcement by the Sellers of their intention to sell the Business or public disclosures relating to the requirement by certain Governmental Authorities that Sellers sell the Business (and there may be further disruption to the Business as a result of the execution of this Agreement, including as a result of the identity of the Buyer, and the consummation of the transactions contemplated hereby), and the Buyer hereby acknowledges and agrees that any such disruptions do not and shall not constitute a breach of this Section 3.5.

Section 3.7 Compliance with Law; Permits.

(a) The Business is, and at all times since January 1, 2012 has been, in compliance with all applicable Laws. The Sellers, with respect to the Business, and the SLP Subsidiary are not liable for the payment of any unpaid amounts for a failure to comply with any such Laws. The Sellers and the SLP Subsidiary have not received any written notice from any Governmental Authority or any other Person relating to the Business regarding (i) any actual, alleged or potential violation of or liability under, or failure to comply with, any Law, or (ii) any actual, alleged, possible or potential obligation of any Seller, with respect to the Business, or the SLP Subsidiary to undertake, or to bear all or any portion of, any remedial action of any nature. The Sellers, with respect to the Business, and the SLP Subsidiary have not made, and none of their respective directors, officers, agents or employees (or other Person acting on any of their behalf) has made any contribution, bribe, rebate, payoff, kickback, or other similar payment to any Person in violation of any Laws or that would reasonably be excepted to subject the Business to any penalty or damages.

(b) Schedule 3.7(b) of the Disclosure Schedules contains a complete and accurate list of all permits, licenses, franchises, approvals, certificates, consents, waivers,

concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority which are necessary for the Sellers or the SLP Subsidiary to own, lease and operate the Transferred Assets and the SLP Subsidiary Assets and to carry on the Business as currently conducted (the “Permits”), and no other Permits are required for the Sellers or the SLP Subsidiary to lawfully conduct the Business as presently conducted or to own, lease and operate the Transferred Assets and the SLP Subsidiary Assets. The Sellers are in possession of all such Permits (copies of which have been made available to the Buyer) and each of the Permits is valid and in full force, and all required filings, including renewals, with respect thereto have been made on a timely basis. The Sellers and the SLP Subsidiary have not received any notice of, and are not in, any violation of or default under any Permit.

Section 3.8 Litigation.

(a) Since January 1, 2012, there have been no Actions by or against the Sellers, with respect to the Business or the SLP Subsidiary (a) seeking damages in excess of $100,000, (b) pursuing any criminal sanctions or penalties or (c) seeking equitable, injunctive or non-monetary relief. No Actions are currently pending by or against, or to the Knowledge of the Sellers, threatened against or affecting or binding upon (a) the Sellers or the SLP Subsidiary (or any of their officers, directors or employees in their capacity as such) in connection with the Business, (b) the Transferred Assets or the SLP Subsidiary Assets, or (c) that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

(b) Except as set forth on Schedule 3.8(b) of the Disclosure Schedules, there are no Orders to which the Sellers, in connection with the Business, or the SLP Subsidiary or to which any of the Transferred Assets or the SLP Subsidiary Assets are subject, or that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement, or that could affect the enforceability of this Agreement against the Sellers or impair the Sellers’ ability to consummate the transactions contemplated by this Agreement.

Section 3.9 Employee Plans.

(a) Schedule 3.9(a) of the Disclosure Schedules sets forth all Employee Plans. The Sellers have made available to the Buyer a true and complete copy of the following documents: (i) each writing constituting an Employee Plan, (ii) any current summary plan description for an Employee Plan and any material modifications thereto and (iii) the most recent determination letter from the IRS, if any, with respect to any Employee Plan qualified under Section 401(a) of the Code.

(b) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Sellers or any of their Affiliates would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c) Schedule 3.9(c) of the Disclosure Schedules lists each Business Employee who is receiving long-term disability benefits under any plan or program of the Sellers or their Affiliates as of the date hereof.

(d) Except as set forth on Schedule 3.9(d) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not entitle any Business Employee or any other individual to any payment that will become the obligation of the Buyer under Section 5.6(c) of this Agreement.

Section 3.10 Labor and Employment Matters.

(a) Except as set forth in Section 3.10(a) of the Disclosure Schedules, no Seller or the SLP Subsidiary is a party to any labor or collective bargaining contract that pertains to any Business Employees. To the Knowledge of the Sellers, (i) other than as set forth on Schedule 3.10(a) of the Disclosure Schedules, there are no organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any labor organization or Business Employees and (ii) there are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any Business Employees.

(b) Except as set forth on Schedule 3.10(b) of the Disclosure Schedules, (i) the operation of the SLP Subsidiary has complied in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, the payment of Taxes, and discrimination laws; (ii) the internal employment regulations (reglamento interior de trabajo) adopted by the SLP Subsidiary and as currently in force are in compliance with the Mexican Federal Labor Law (Ley Federal de Trabajo), the Mexican Pension Savings System (Ley de los Sistemas de Ahorro para el Retiro), Mexican Social Security Law (Ley del Seguro Social) and the Mexican National Fund Institute for the Housing of Workers Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores); (iii) there are no unfair labor practice claims or pending charges relating to the SLP Subsidiary; (iv) the SLP Subsidiary is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to current or former employees or employment practices of the SLP Subsidiary; (v) the SLP Subsidiary is in compliance with all applicable agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment of employees; and (vi) the SLP Subsidiary has not closed any plant or implemented any early retirement, separation or window program which affected employees within the past three years, nor has the SLP Subsidiary planned or announced any such action or program in the future.

Section 3.11 Real Property.

(a) Schedule 3.11(a) of the Disclosure Schedules lists the street address of each parcel of real property owned by the SLP Subsidiary or included in the Transferred Assets (the “Owned Real Property”). The Sellers or the SLP Subsidiary have good and marketable title in fee simple to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. In addition, with respect to each parcel of Owned Real Property,

(i) the Sellers have made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Sellers or the SLP Subsidiary acquired such Owned Real Property interests;

(ii) the Sellers and the SLP Subsidiary have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no unrecorded or outstanding options, rights of first offer, rights to purchase or use, or rights of first refusal, or other preferential rights to purchase or use such Owned Real Property or any portion thereof or interest therein, or Contract relating to the right to receive any portion of the income or profits from the sale, operation or development thereof, and the Sellers and the SLP Subsidiary do not hold any option and are not subject to any contractual obligation to purchase or otherwise acquire an interest in any real property.

(b) Schedule 3.11(b) of the Disclosure Schedules lists the street address of each parcel of leased real property leased by the SLP Subsidiary or included in the Transferred Assets (the “Leased Real Property”), the identity of the lessor and lessee of each such parcel of Leased Real Property, each lease agreement with respect to such Leased Real Property and each amendment, extension, renewal, assignment and guaranty relating to each lease. The Sellers or the SLP Subsidiary, as applicable, have a good and valid title to the leasehold estate under each such lease of the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and the Sellers or the SLP Subsidiary, as applicable, have the exclusive right to occupy and enjoy peaceful and undisturbed possession of all Leased Real Property for the full term of the lease thereof. All leases in respect of the Leased Real Property are in full force and effect and none of the Sellers or the SLP Subsidiary have received any written notice of a breach of default thereunder. The Sellers have made available to the Buyer true and correct copies of the leases (and all amendments thereto) by which the Sellers and the SLP Subsidiary have acquired such Leased Real Property interests.

(c) The Real Property, and the improvements, buildings and structures thereon (the “Improvements”), (i) constitute all of the Real Property used in the operation of the Business, (ii) may continue to be used for the operation of the Business as currently operated by the Sellers and the SLP Subsidiary after the Closing, and (iii) comply with all federal, state, or local building, zoning, health, safety, platting, subdivision or other Laws. To the Knowledge of the Sellers, all of the Improvements are structurally sound and adequately supported by the soils and foundations thereunder and are free from material defects, any need for material repairs, deferred maintenance and pest infestation or damage. No Improvement encroaches upon any other real property, and there are no encroachments by other buildings or improvements onto the Real Property. None of the Improvements are located in a flood hazard area, or are prior, nonconforming structures under either the applicable zoning regulations or the applicable building codes.

(d) To the Knowledge of the Sellers, there are no pending, threatened, or contemplated condemnation, expropriation or other Action (nor is there any basis for any such Action) affecting the Real Property, or any part thereof, or of any assessments made or threatened with respect to the Real Property or any part thereof, or of any sales or other disposition of the Real Property, or any part thereof, in lieu of condemnation.

(e) The Sellers, with respect to the Business, and the SLP Subsidiary do not own or hold, and are not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property, or any portion thereof or interest therein.

(f) The Sellers, with respect to the Business, and the SLP Subsidiary do not owe any money to any architect, contractor, subcontractor or materialmen for labor or materials performed, rendered or supplied to or in connection with the Real Property, and there is no construction or other improvement work being done at nor is there any construction or other improvement materials being supplied to the Real Property.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all registered Marks and applications for registration of Marks included in the Business Intellectual Property (collectively, the “Business Registered Marks”) and Schedule 3.12(a)(ii) of the Disclosure Schedules sets forth an accurate and complete list of all Patents included in the Business Intellectual Property (collectively, the “Business Patents” and together with the Business Registered Marks, the “Business Registered IP”). All Business Registered IP is subsisting and has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities and is, to the Knowledge of Sellers, valid. No Business Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post-registration and maintenance fees, annuities and the like required to be paid prior to the date hereof with respect to any of the Business Registered IP have been paid.

(b) The Sellers and the SLP Subsidiary have taken reasonable steps to maintain the confidentiality of all Trade Secrets of the Business, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of any Business Intellectual Property enter into non-disclosure and invention assignment agreements that assigns to the Sellers or the SLP Subsidiary, without an obligation of future payment, all right, title and interest in and to any such Business Intellectual Property. No present or former employee, officer, consultant or contractor of any of the Sellers or the SLP Subsidiary has any ownership, license or other right, title or interest in any Business Intellectual Property.

(c) None of the products or services distributed, sold or offered by the Business, nor any Intellectual Property, technology or materials used in connection therewith, infringes upon or misappropriates any Intellectual Property of any third party, and none of the Sellers or the SLP Subsidiary has received within the prior six years any written notice asserting that any such infringement or misappropriation has occurred. To the Knowledge of the Sellers, no third party is misappropriating or infringing any Business Intellectual Property.

(d) The Sellers and the SLP Subsidiary solely and exclusively own all right, title and interest in and to the Business Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances). The Business Intellectual Property is all the Intellectual Property that is required to conduct the Business in the manner in which it is currently being conducted. All Business Intellectual Property is fully transferable, alienable and licensable by the Sellers and the SLP Subsidiary without restriction and without payment of any kind to any third party and without approval of any third party. The consummation of the transactions contemplated by this Agreement will not (i) result in the loss or impairment of any of the Business Intellectual Property, (ii) give rise to any right of any Person to exercise any new or additional rights under any Business Intellectual Property, or (iii) cause the Buyer or any of its Affiliates to be bound by any non-compete or other restriction on the operation of any business by the Buyer or any of its Affiliates. Each item of Business Intellectual Property owned or exploited by any Seller or the SLP Subsidiary prior to the Closing will be owned or available for exploitation by the Buyer on identical terms and conditions after the Closing. No funding, facilities or personnel of any educational institution or Governmental Authorities were used, directly or indirectly, to develop or create, in whole or in part, any Business Intellectual Property.

(e) The Sellers and the SLP Subsidiary have complied in all material respects with their published privacy policies, terms of use, and internal policies and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of PII. There has been no material loss, damage or unauthorized access, use, modification, or other misuse of any PII held by any Seller or the SLP Subsidiary with respect to the Business. No Person has provided any notice, made any claim, or commenced any proceeding with respect to the loss, damage or unauthorized access, use, modification or other misuse of any such PII. The consummation of the transactions contemplated by this Agreement will not violate any privacy policy, terms of use, contract or applicable Laws relating to the use, dissemination or transfer of any data or information.

Section 3.13 Taxes. Except as set forth in Schedule 3.13 of the Disclosure Schedules, (a) the Sellers have filed all Tax Returns required to be filed by the SLP Subsidiary or with respect to the Business or the Transferred Assets, and have paid all Taxes due and owing with respect to such Tax Returns or have established an adequate reserve for such Taxes on the Combined Pro-Forma Financial Statements, (b) all such Tax Returns are correct and complete in all material respects, (c) no deficiencies for any Taxes with respect to the SLP Subsidiary, the Business or the Transferred Assets have been proposed, asserted or assessed in writing against the Sellers or the SLP Subsidiary that are still pending and there are no current disputes with any taxing authority with respect to the SLP Subsidiary, the Business or the Transferred Assets, (d) there are no liens for Taxes (other than Permitted Encumbrances) on any of the Transferred Assets, (e) the Sellers and the SLP Subsidiary have complied with their respective withholding obligations for all Taxes required to have been withheld and paid with respect to the Business in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party and (f) no withholding under Section 1445 is required in connection with the sale of the Transferred Assets pursuant to this Agreement. The SLP Subsidiary is not a party to any Tax sharing or other agreements or arrangements relating to the apportionment, sharing, assignment or allocation of any Taxes.

Section 3.14 Environmental Matters.

(a) The Sellers and the SLP Subsidiary (i) are and at all times since January 1, 2012 have been in compliance with all applicable Environmental Laws; (ii) have not undertaken any act or omission in connection with the Business that could establish liability under any Environmental Laws for response, remediation, or other costs; (iii) have obtained, submitted all applications for and at all times since January 1, 2012 have been in compliance with all Environmental Permits required in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets; and (iv) have not received any written claims, notice or other information pursuant to any Environmental Law nor, to the Knowledge of the Sellers, are any threatened, against the Sellers or the SLP Subsidiary in connection with the conduct or operation of the Business or the ownership of use of the Transferred Assets.

(b) Schedule 3.14(b) of the Disclosure Schedules identifies all material documents pertaining to underground and above-ground storage tanks, polychlorinated biphenyls (PCBs), asbestos or presumed asbestos in any buildings or products, on- or off-site disposal or releases of any material regulated by or subject to Environmental Laws, and all environmental consent orders, fines and penalties that relate to the Business, the SLP Subsidiary, the Owned Real Property, the Leased Real Property, or to the Knowledge of Sellers, any other property previously owned, leased or operated by the SLP Subsidiary or in connection with the Business (all such real property being referred to collectively as “Facilities”), and all such items have been delivered to the Buyer.

(c) There does not exist, is not occurring and has not occurred any sale, use, presence, generation, treatment, transport, release, threatened release or disposal of any substance or product on, under, to or from any Facility or by the Business or the SLP Subsidiary in violation of any Environmental Law or that is reasonably likely to result in any liability of the Business or the SLP Subsidiary under any Environmental Law. No products made, manufactured, constructed, marketed, distributed, sold, leased, supported or installed by the SLP Subsidiary contain asbestos, asbestos-containing material, mercury, mercury containing material, PCBs or PCB containing material.

(d) The SLP Subsidiary does not own or operate, nor has SLP Subsidiary formerly owned or operated, any site that, nor has the SLP Subsidiary sent substances to a site that, pursuant to any Environmental Law, (i) has been placed on any list of sites with suspected or confirmed environmental problems, (ii) is subject to or the source of a claim, administrative order or other demand to take response, removal or remedial action, or other corrective action or payment under any Environmental Law or (iii) is otherwise the subject of any investigation relating to any Environmental Law.

(e) The SLP Subsidiary has not assumed, undertaken, indemnified or become subject to, whether through contract or by operation of Law, the obligations or liability of any other Person arising in connection with Environmental Law. The SLP Subsidiary has not entered into or been subject to any consent decree, order or any similar directive under any Environmental Law, received any notice under any Environmental Law, received any request for information or any demand or claim under any Environmental Law; or been threatened with any claim, penalty or action under any Environmental Law.

(f) The representations and warranties contained in this Section 3.14 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Business, the Transferred Assets or the Sellers’ ownership or operation thereof.

For purposes of this Agreement:

“Environmental Laws” means any Laws of any Governmental Authority relating to pollution or the generation, storage, handling, discharge, emission, transportation, treatment, release, threatened release or disposal of solid wastes or hazardous substances, including but not limited to petroleum hydrocarbons, asbestos, or polychlorinated biphenyls (“PCBs”), or protection of human health or the environment.

“Environmental Permits” means all Permits under any Environmental Law.

Section 3.15 Material Contracts.

(a) Schedule 3.15 of the Disclosure Schedules sets forth a complete and accurate list of each of the following Contracts each of which has performance obligations remaining or otherwise has restrictions or obligations which remain in effect, related to, arising out of, or used in the Business (such Contracts as described in this Section 3.15(a) being “Material Contracts”), including all amendments thereto:

(i) other than purchase orders incurred in the ordinary course of business, all Contracts that provide for the expenditure, payment or receipt by the Sellers in connection with the Business or the SLP Subsidiary of more than $50,000 in the aggregate per year, including any such Contracts with customers or clients or Contracts for capital expenditures;

(ii) all Contracts, instruments, notes, mortgages or indentures relating to Debt or the guarantee of any Debt;

(iii) all Contracts that (A) limit or restrict, or purport to limit or restrict, the right of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) limit or restrict any other Person from competing with the Business, in each case other than any such Contract that limits or restricts, or purports to limit or restrict, any employee of the Business from such competition;

(iv) all Contracts (A) for the sale or disposition (other than sales of inventory in the ordinary course of business consistent with past practice) or acquisition of more than $50,000 in any single transaction (or series of related transactions) of assets or properties by the Sellers in connection with the Business or the SLP Subsidiary, (B) for the grant to any Person of any preferential rights to purchase any material amount of assets or any material asset of the Business, or (C) for or in connection with any merger or business combination with respect to the Sellers related to the Business or the SLP Subsidiary;

(v) leases (whether of real or personal property) related to the Business providing for annual rents of $10,000 or more that is not terminable by the Sellers or the SLP Subsidiary without payment of any penalty on notice of sixty (60) days or less;

(vi) all license agreements (whether any Seller or the SLP Subsidiary is a licensee or licensor) or similar agreements relating to the Business permitting the use of any third party Intellectual Property or use by any third Party of Business Intellectual Property (other than agreements relating to software that is readily commercially available);

(vii) all Contracts with any labor union or other employee representative of a group of employees relating to wages, hours or other conditions of employment;

(viii) all Contracts with any Affiliate of any of the Sellers or the SLP Subsidiary or any director or officer of any Seller or the SLP Subsidiary or any of their Affiliates;

(ix) all joint venture, partnership, strategic alliance or similar Contracts or arrangements (including any franchising agreements); and

(x) any Contract that is otherwise material to the Business.

(b) Each Material Contract (i) is valid and binding on the Sellers or the SLP Subsidiary and, to the Knowledge of the Sellers, the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a) of the Disclosure Schedules are not obtained. None of the Sellers or the SLP Subsidiary is in breach of, or default under, any Material Contract to which it is a party, and to the Knowledge of the Sellers, neither is any counterparty thereto. The Sellers and the SLP Subsidiary have not given or received any written notice of any (x) actual, alleged or potential breach of or default under any Material Contract of the Business or (y) the election of any party to any Material Contract of the Business to cancel, terminate or not to renew any such Material Contract. There are no renegotiations of or attempts to renegotiate any amounts paid or payable under any Material Contract, and to the Knowledge of the Sellers, no Person has made demand for any such renegotiation. The Sellers have made available to the Buyer true and complete copies of all written Material Contracts (including all amendments thereto).

Section 3.16 Customers and Suppliers. Schedule 3.16 of the Disclosure Schedules sets forth a true and complete list of the names of the ten largest customers to whom the Business has sold Products in terms of sales to each such customer during the year ended December 31, 2014 and the ten largest suppliers or service providers from whom the Business has purchased supplies or services in terms of purchase or payments made by the Business during the year ended December 31, 2014. Except as set forth in Schedule 3.16 of the Disclosure Schedules, as of the date hereof, no Seller or the SLP Subsidiary has received any written notification from any customer or supplier whose name appears on such list that such customer or supplier will not continue as a customer or supplier of the Business.

Section 3.17 Inventory. All inventory of the Business, including raw materials, works in process and finished products, was acquired or manufactured in the ordinary course of business and is of good quality and is usable and saleable in the ordinary course of business, except for obsolete materials and materials of below standard quality which have been written down in the Combined Pro Forma Financial Statements to realizable market value or for which adequate reserves have been provided therein. All such inventory of the Business is free and clear of all Encumbrances, other than Permitted Encumbrances, and the Sellers or the SLP Subsidiary are not in possession of any such inventories not owned by the Sellers or the SLP Subsidiary, including goods already sold. Other than ordinary course warranty claims, no customer or distributor of the Business has the right to return for credit or refund items that, if returned, would be included in the inventories of the Business pursuant to any agreement, understanding or practice of the Business with respect to taking back any product (other than with respect to defective products). There is no product of the Business in the possession of customers or distributors of the Business on consignment or on a similar basis.

Section 3.18 Accounts Receivable. All Receivables and Accounts Receivable of the SLP Subsidiary arose from bona fide sales of goods and services in the ordinary course of the Business consistent with past practice. The Sellers and the SLP Subsidiary have not received any written notice from or on behalf of any account debtor claiming any right of set-off or other defense or payment or counterclaim with respect to the Receivables or the Accounts Receivable of the SLP Subsidiary, including without limitation any claim, contest or right of set off relating to the amount or validity of any such Accounts Receivable. The Combined Pro-Forma Financial Statements reflect accruals required by GAAP for goods sold on consignment, on approval, or on sale-or-return basis or subject to any other repurchase or return arrangement or volume discount.

Section 3.19 Products and Warranties.

(a) Any product manufactured, produced, distributed, sold, supported or installed by or on behalf of the Sellers or the SLP Subsidiary for or in connection with the Business (a “Product”) has been designed and manufactured in compliance in all material respects with all regulatory, engineering, industrial and other codes generally recognized as being applicable thereto, and there are no statements, citations or decisions by any Governmental Authority or any product-testing laboratory received by or in the possession of the Sellers or the SLP Subsidiary that indicate that any Product is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory. There are no inherent defects in the design of any Product that would materially and adversely affect the performance or quality of such Product. There has not been, during the two years prior to the date of this Agreement, any written notice, demand, claim, Action or suit, or, to the Knowledge of the Sellers, investigation of a civil, criminal or administrative nature, in any such case, by or before any Governmental Authority against the Sellers or the SLP Subsidiary or any other Person, involving a Product resulting from an alleged defect in design, manufacture, materials or workmanship of any Product (excluding Product returns on a case-by-case basis in the ordinary course of business, or any alleged failure to warn.

(b) Schedule 3.19(b) of the Disclosure Schedules sets forth the warranty cost of the Business as a percentage of sales during the three calendar years 2012, 2013 and 2014. To the Knowledge of Sellers, there exists no Circumstance that, after notice or the passage of time or both, would be reasonably expected to create or result in liabilities under existing warranties given by the Business in excess of the reserves on the Combined Pro Forma Financial Statements.

(c) There has not been, during the past five years, (i) any recall or post-sale warning applicable in general to Products (and not to Product returns on a case-by-case basis) conducted by or on behalf of the Business, or (ii) any claim of personal injury, death or property or economic damages in connection with any Product or any claim for injunctive relieve in connection with any Product.

(d) There are no facts that would give rise to a successful future claim of personal injury, death or property damage in connection with any Product manufactured or shipped prior to the Closing Date, and no such claims are pending.

Section 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the SLP Subsidiary.

Section 3.21 Bank Accounts of SLP Subsidiary; Debt. Prior to Closing, Sellers shall deliver Schedule 3.21 of the Disclosure Schedules setting forth (i) the name and location of each bank, trust company or other institution in which the SLP Subsidiary has an account, money on deposit, safety deposit box, lockbox, company credit card arrangement, letter of credit or surety or performance bond, the account numbers with respect to such accounts, and the names of all Persons authorized to draw or sign thereon or that have access thereto. In addition, such Schedule shall set forth and describe all outstanding Debt of the Business.

Section 3.22 Powers of Attorney. Schedule 3.22 of the Disclosure Schedules sets forth the names of any Persons holding powers of attorney from the SLP Subsidiary, and a summary of the terms thereof.

Section 3.23 No Agreement to Sell. Except as contemplated by this Agreement, none of the Sellers nor the SLP Subsidiary has any legal obligation, absolute or contingent, to any other Person to sell the Shares or any of the Transferred Assets or the SLP Subsidiary Assets or to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization of any Seller or the SLP Subsidiary or enter into any agreement with respect thereto.

Section 3.24 Insurance. Each casualty, general liability and other insurance maintained by Sellers in respect of the Business or by the SLP Subsidiary (the “Insurance Policies”) is in full force and effect, all premiums due and owing prior to the Closing Date have been paid and no written notice has been received by a Seller or the SLP Subsidiary from any insurance carrier purporting to cancel coverage or alleging default under any of the Insurance Policies. There are no pending Actions that involve claims under the Insurance Policies with respect to the Business or the SLP Subsidiary as to which the insurers have denied liability. The Sellers and the SLP Subsidiary have given notice of all existing claims under the policy providing coverage for such claims. Sellers and the SLP Subsidiary have made timely premium payments with respect to all of the Insurance Policies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 4.1 Organization and Qualification. Each Buyer is duly organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction in which it is organized and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Buyer is duly qualified or licensed as a foreign corporation to do business, and (where applicable) is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority. Each Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action by each Buyer and no other corporate action on the part of each Buyer is necessary to authorize the execution and delivery of this Agreement each of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each Buyer will be a party will have been, duly and validly executed and delivered by each Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Buyer will be a party will constitute, the legal, valid and binding obligations of each Buyer, enforceable against such Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each Buyer of this Agreement and each of the Ancillary Agreements to which each Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Charter Documents of the Buyer or any resolution adopted by the board of directors or equity holders of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that arise as a result of any facts or circumstances relating to the Sellers or any of their respective Affiliates.

(b) Other than as described in Article VII, the Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority, including filings with the DOJ and FTC pursuant to the HSR Act, in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except for (i) any filings required to be made under the antitrust or competition laws of any jurisdiction outside the United States (whether foreign or multinational), (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the Sellers or any of their respective Affiliates.

Section 4.4 Financing. The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing.

(a) Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Business shall be conducted only in the ordinary course of business, and the Sellers shall use their commercially reasonable efforts to preserve the material business relationships with customers, suppliers, distributors and others with whom the Sellers deal in connection with the conduct of the Business in the ordinary course. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers, in connection with the Business, and the SLP Subsidiary, shall not:

(i) sell, transfer, encumber or otherwise dispose of any Transferred Assets or SLP Subsidiary Assets or any interest therein, other than Inventory sold or disposed of in the ordinary course of business consistent with past practice;

(ii) acquire any corporation, partnership, limited liability company, or other business organization or division thereof or acquire any assets other than in the ordinary course of business;

(iii) amend or modify the Charter Documents of the SLP Subsidiary;

(iv) make any changes in the authorized or issued shares or equity of the SLP Subsidiary or otherwise declare or pay any dividend or other distribution in respect of the shares or other equity of the SLP Subsidiary;

(v) incur any third-party indebtedness for borrowed money in excess of $50,000 individually or $100,000 in the aggregate;

(vi) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

(vii) terminate any Material Contract or cancel, modify, or waive any debts or claims of the Business or waive any rights material to the Business;

(viii) take any action, or fail to take any action, that any such Seller or the SLP Subsidiary was aware at such time would be reasonably likely to cause a material breach or default under any Material Contract;

(ix) mortgage, pledge, grant a security interest in, or otherwise allow any Encumbrance (other than Permitted Encumbrances) to be imposed on any Transferred Asset or SLP Subsidiary Asset;

(x) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $25,000 or capital expenditures that are, in the aggregate, in excess of $50,000 for the Business taken as a whole;

(xi) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(xii) grant or announce any increase in the salaries, bonuses or other benefits payable to any Business Employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of the Sellers;

(xiii) make any change in any method of accounting or accounting practice or policy, except as required by GAAP; or

(xiv) enter into any agreement to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, between the date of this Agreement and the Closing Date, the SLP Subsidiary shall sell, transfer or otherwise dispose of its equity interest in the each of the Share Sellers and take such actions as are necessary or advisable to effectuate such sale, transfer or disposition.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Sellers shall afford the Buyer and its officers, employees, agents, accountants, advisors, bankers and other representatives (collectively, “Representatives”) reasonable access to the properties, offices, plants and other facilities, books and records of the Sellers and the SLP Subsidiary that are included in the Transferred Assets, and shall furnish the Buyer with such financial, operating and other data and information to the extent relating primarily to the Business as the Buyer may reasonably request (but shall not provide further updated carve-out financials); provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Sellers’ personnel and in such a manner as not to unreasonably interfere with the normal operations of the Sellers and the Business. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Buyer or its Representatives or provide access to such information if such disclosure would, in the Sellers’ reasonable discretion, (i) cause any attorney-client or other legal privilege of the Sellers to be waived, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof; provided that notwithstanding this clause (ii), the Sellers shall provide the Buyer with copies of all Contracts which are Transferred Assets or SLP Subsidiary Assets hereunder, or (iii) include any consolidated, combined or unitary Tax Return filed by a Seller or any Affiliate thereof or any of their respective predecessor entities.

(b) In order to facilitate the resolution of any claims made against or incurred by the Sellers (as it relates to the Business), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Business relating to periods prior to the Closing and (ii) afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours and in a manner that does not unreasonably interfere with the Buyer’s business, to such books and records; provided, however, that the Buyer shall notify the Sellers in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Sellers the opportunity to copy such books and records in accordance with this Section 5.2(b). Notwithstanding the foregoing, the Buyer shall not be required by this Section 5.2(b) to allow the Sellers access to any information that would require the Buyer to waive the attorney-client or other similar privilege or any information that would otherwise be prohibited by Law.

(c) In order to facilitate the resolution of any claims made against or incurred by the Buyer, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Sellers’ document retention policy, the Sellers shall (i) retain the books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours and in a manner that does not unreasonably interfere with the Sellers’ business, to such books and records to the extent relating to the Business; provided, however, that the Sellers shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c). Notwithstanding the foregoing, the Buyer shall not be required by this Section 5.2(c) to allow the Sellers access to any information that would require the Buyer to waive the attorney-client or other similar privilege or any information that would otherwise be prohibited by Law.

Section 5.3 Reserved.

Section 5.4 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied (it being understood that solely for the purpose of determining whether Sellers have an obligation to notify the Buyer under this Section 5.4, the proviso set forth in the first sentence of Section 7.3(a) shall be disregarded in determining whether the condition set forth in Section 7.3(a) is capable of being satisfied).

Section 5.5 Intercompany Arrangements. All intercompany and intracompany accounts or contracts between the Business, on the one hand, and the Sellers and their Affiliates, on the other hand, shall be terminated immediately prior to the Closing and any balances shall be paid at such time. Balances under the intercompany agreements shall be settled within 10 Business Days prior to Closing and only balances created after such settlement shall be included in the Closing Balance Sheet.

Section 5.6 Employee Benefits.

(a) Employment Status. Within a reasonable period of time (but not less than seven (7) calendar days) prior to the Closing Date, the Buyer shall make an offer of employment commencing as of the Closing Date to each employee of the Business listed on Schedule 5.6(a) (together, the “U.S. Business Employees”) in substantially the same job and location as in effect immediately prior to the Closing Date, and at a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date (but in any event not more than reflected in the Combined Pro-Forma Financial Statements). Notwithstanding the foregoing, Buyer shall not be obligated to hire any such U.S. Business Employee who is on leave of absence, disability or in a similar status until such time as such U.S. Business Employee is no longer on leave of absence, disability or in a similar status, at which time Buyer shall make an offer of employment to such U.S. Business Employee in accordance with the immediately preceding sentence; provided, however, that if such U.S. Business Employee continues to be on leave of absence, disability or in a similar status six (6) months after the Closing Date, then Buyer shall not be required to make an offer of employment to such U.S. Business Employee. U.S. Business Employees who accept such offers of employment from the Buyer are referred to herein as “U.S. Transferred Employees”. Effective as of the Closing Date, the Buyer shall cause the SLP Subsidiary to continue to employ each individual employed by the SLP Subsidiary immediately prior to the Closing Date

(together, the “Mexican Business Employees”) in substantially the same job and location as in effect immediately prior to the Closing Date, and at a salary or wage level and bonus opportunity substantially equivalent to the aggregate salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date (but in any event not more than reflected in the Combined Pro Forma Financial Statements). Employment of the U.S. Transferred Employees and the Mexican Business Employees (together, the “Transferred Employees”) by the Buyer shall commence effective as of the Closing Date, and shall be deemed for all purposes to have occurred with no interruption or break in service. Following the Closing Date, the Buyer shall, or shall cause the SLP Subsidiary to, provide the Transferred Employees with benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date.

(b) Service Credit. The Transferred Employees shall receive credit for all periods of employment and/or service with the Sellers and their Affiliates (including service with predecessor employers, where such credit was provided by the Sellers or their Affiliates) prior to the Closing Date for purposes of eligibility and vesting under all of Buyer’s plans and policies and for purposes of benefit accrual under the Buyer’s vacation and severance benefit plans and policies.

(c) Liabilities. Except as may be specifically required by this Agreement or by applicable Law, the Buyer shall not be obligated to continue to provide any particular employee benefits to any Transferred Employee. From and after the Closing Date, the Buyer shall, or shall cause the SLP Subsidiary to, (i) honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each Transferred Employee arising under the terms of any employment, consulting, retention, severance, change-of-control or similar agreement listed on Schedule 5.6(c), in accordance with the terms thereof in effect on the Closing Date; and (ii) honor and be solely responsible for paying, providing or satisfying when due (A) all vacation, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date to the extent included in the calculation of Closing Net Working Capital, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, and (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits for Transferred Employees under all applicable Law and under any plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred, or arising as a result of employment or separation from employment with the Buyer after the Closing Date.

(d) Defined Contribution Plans. Each Transferred Employee who is a participant in the Veyance Technologies Inc. Employees Retirement Plan (the “Seller Savings Plan” ) shall cease to be an active participant under such plan effective as of the Closing Date. Effective as of the Closing Date, the Buyer shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer Savings Plan” ) in which the Transferred Employees shall be eligible to participate. As soon as practicable following the

Closing Date, the Seller Savings Plan shall make a distribution available to each Transferred Employee who has an account balance in the Seller Savings Plan, in accordance with the provisions of the Seller Savings Plan and applicable law, and the Buyer Savings Plan shall permit each Transferred Employee who has an account balance in the Seller Savings Plan to elect to rollover such account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code), determined as of the valuation date next preceding the date of transfer, to the Buyer Savings Plan.

(e) Welfare Benefit Plans.

(i) Following the Closing Date, the Buyer shall (A) ensure that no waiting periods are applicable to any Transferred Employee or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate and (B) provide or cause to be provided that any costs or expenses incurred by employees of the Business (and their dependents or beneficiaries) under their current welfare plans up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans (or such employees, dependents and beneficiaries are otherwise given financial credit for such costs and expenses).

(ii) The Buyer shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including, without limitation, the provisions of continuation coverage with respect to all U.S. Business Employees, and their spouses and dependents, for whom a qualifying event occurs after the Closing Date. (For purposes of this Section 5.6(e)(ii), the terms “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.)

(f) Employee Information. The Sellers shall deliver to the Buyer, within 10 days after the date hereof and again on the Closing Date, a list of each Business Employee with such employee’s base salary and bonus opportunities, accrued and unused vacation days, date of hire (including date of hire by a predecessor employer if such date is used in computing severance benefits), union or non-union status and primary geographic location of employment and the Employee Plans in which such employee is eligible to participate, all as of the date provided, which list shall be broken down into the following categories: (i) active, (ii) inactive on leave of absence with reemployment rights (iii) on short-term disability; and (iv) on long-term disability.

(g) WARN Act. The Buyer agrees to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring after the Closing Date. The Sellers agree to provide any required notice under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring on or prior to the Closing Date.

(h) No Third-Party Beneficiaries. Nothing herein express or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

(i) Prior to the Closing, except to the extent such obligation is included in the calculation of Closing Net Working Capital, the Sellers shall, and shall cause the SLP Subsidiary to, pay all obligations owed by them to the Transferred Employees with respect to any period prior to and through Closing, including salary, wages, and bonuses earned (or, if based on a full-year performance target, to the extent accrued through Closing) and will make any applicable required 401(k) retirement plan matching contributions or similar payments with respect to such employees through the month of Closing.

Section 5.7 Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated November 7, 2014 between the Buyer and the Sellers (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the Buyer under this Section 5.7 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing Date, the Sellers shall and shall cause their Affiliates and Representatives to hold in confidence and not use all proprietary and confidential information included in the Transferred Assets or otherwise related to the Business except to the extent the Sellers can show that such information is (a) generally available and known by the public through no fault of the Sellers, their Affiliates or their respective Representatives or (b) lawfully acquired by Sellers from sources without an obligation to keep such information confidential, but in any event not from sources related to their prior ownership of the Business and Transferred Assets.

Section 5.8 Consents and Filings; Further Assurances; Intellectual Property Cooperation.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the antitrust or competition laws of any jurisdiction other than the United States (whether foreign or multinational) or any other applicable Law.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 5.8(a), the Buyer agrees to use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement and the Ancillary Agreements no later than the Termination Date; provided, however, that nothing herein shall require or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, business, or interests of the Buyer or its Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of such assets, businesses or interests, which could reasonably be expected to materially and adversely impact the economic or business benefits to the Buyer of the transactions contemplated hereby and in the Ancillary Documents, (iii) any material modification or waiver of the terms and conditions of this Agreement or (iv) any undertaking pursuant to which Buyer or any of its Affiliates would be required to make any material monetary expenditure.

(c) Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and the Ancillary Agreements and, to the extent practical, permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance to the extent practical and, to the extent permitted by such Governmental Authority and to the extent practical, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information (to the extent legally permissible and not competitively sensitive) and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Subject to the Confidentiality Agreement and to the extent legally permissible and not competitively sensitive, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

(d) Notwithstanding anything to the contrary in this Agreement, the Buyer’s rights in the Business Intellectual Property are subject to the Sellers’ retained rights in the remainder of the Global Veyance Air Springs Business as listed in Section 5.8(d) of the Disclosure Schedules, and to the Buyer’s obligations to cooperate with the Seller’s continued prosecution and maintenance of such retained rights contained in the License Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, no “intent-to-use” application for trademark or service mark registration filed pursuant to 15 U.S.C. § 1051(b)

included in the Business Intellectual Property shall be sold, assigned, transferred, conveyed, or delivered to the Buyer during the period (if any) when the sale, assignment, transfer, conveyance, or delivery thereof to the Buyer as contemplated by this Agreement would, in the Buyer’s reasonable discretion, impair the validity or enforceability thereof. Following such period, the Sellers shall, at the Buyer’s request, promptly assign each such application (together with any registration issuing therefrom) to the Buyer.

Section 5.9 Corporate Name. The Buyer acknowledges that, from and after the Closing Date, the Sellers shall have the absolute and exclusive proprietary right to all names and Marks, incorporating “Veyance” by itself or in combination with any other name or Mark (collectively “Names”), and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. The Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to: (a) challenge, or assist others in challenging, the Seller’s rights in the Names, or the registration thereof; (b) register or attempt to register any Marks confusingly similar to the Names; or (c) use any name, phrase, logo or Mark incorporating “Veyance” in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services. The Buyer will promptly change the name of the SLP Subsidiary to remove any reference to “Veyance”.

Section 5.10 Refunds and Remittances. After the Closing: (i) if any Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, such Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to any Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to any such Seller. Following Closing, unless otherwise agreed by Buyer in writing, Sellers shall make timely claims filings and use reasonable efforts to collect any insurance benefits covered by Section 2.1(k) on behalf of Buyer; provided, however, that the Sellers shall not be obligated to sue any insurance provider, and provided further that any deductibles or costs of collection shall be repaid to the Sellers in connection with such efforts.

Section 5.11 No Solicitation. The Sellers will not, for a period of three years following the Closing Date (or, if this Agreement is terminated prior to Closing, for a period of three years following the date of termination), without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any Transferred Employee or other employee of the Business as conducted by Buyer, to terminate his or her employment with the Buyer and its Affiliates. The parties agree that any remedy at law for any breach of this Section 5.11 would be inadequate, and that the other party would be entitled to injunctive relief in such a case. If it is ever held that this restriction on any party is too onerous and is not necessary for the protection of the other parties, the parties agree that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect such other parties.

Section 5.12 Bulk Transfer Laws. The Buyer hereby waives compliance by the Sellers with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.

Section 5.13 Public Announcements. Prior to the Closing, neither of the parties hereto shall issue any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without prior approval of the other parties hereto, except as and to the extent that such party reasonably believes, based on advice of counsel, that such public disclosure is required by applicable Law.

Section 5.14 Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, Sellers shall not take or permit any of their respective Affiliates to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than Buyer and/or its Affiliates and Representatives) concerning any purchase of the Business or any material portion thereof whether by sale of assets, equity, merger or other similar transaction (each such transaction, an “Acquisition Transaction”). Sellers shall notify Buyer in writing promptly (but in no event later than 72 hours) after receipt by Sellers or any of their Affiliates or any of their respective Representatives of any proposal or offer from any Person other than the Buyer to effect an Acquisition Transaction or any request for non-public information relating to the Business or for access to the properties, books or records of the Business, and the material terms of any such proposal or offer, or amendment, modification or supplement thereto. Seller shall keep Buyer reasonably informed of any material changes in the status or terms of any such proposal, offer or request. Sellers shall, and shall cause their Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons other than Buyer conducted heretofore with respect to any Acquisition Transaction. Sellers shall not, and shall cause their Affiliates not to release any third party from the confidentiality and standstill provisions of any Contract to which Sellers are a party with respect to any such Acquisition Transaction.

Section 5.15 Further Transfers and Actions. The Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as the Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to the Buyer of the Transferred Assets, the assumption by the Buyer of the Assumed Liabilities and the conduct by the Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary in connection therewith or providing copies of records used by the Business), and the Sellers shall execute such documents as may be necessary to assist the Buyer in preserving or perfecting its rights in the Transferred Assets and its ability to conduct the Business. Without limiting the foregoing, the Sellers shall use commercially reasonable efforts (which shall not include making any monetary expenditure or granting any material accommodation, financial or otherwise, to any third party) to assist the Buyer (a) in obtaining a license to the background intellectual property of Torque and More GmbH (“TAM”) provided under the TAM Project Agreement with Veyance Technologies Europe, d.o.o. dated July 1, 2014 on substantially the same terms as provided in such agreement (it being understood that Buyer shall be required to pay a royalty to TAM consistent with such agreement), (b) in partially assigning or otherwise partitioning the rights and obligations under the John Deere & Company Supply Agreement with Veyance Technologies, Inc. dated June 1, 2012 or other similar agreements, and (c) in partially assigning or otherwise partitioning the rights and obligations under the Client Services Agreement by and between Adecco USA Inc. and Veyance Technologies, Inc. dated November 16, 2009. In addition, (a) to the extent that any Marks included in the Transferred Assets are not held by the Sellers but are held by an Affiliate of the Sellers, the Sellers (i) will procure that their applicable Affiliates that hold such Marks transfer such Marks to Buyer at Closing and (ii) will use commercially reasonable efforts to assist Buyer in obtaining such documents as are reasonably necessary to record such transfers, (b) between the date hereof and the Closing, the Sellers will make any filing that is required to be made with respect to any Patent application that is listed on Schedule 3.12 of the Disclosure Schedules (or obtain an appropriate extension to the deadline for such filing) and will, to the extent practical and legally permissible, provide Buyer with an opportunity to review and comment on each such filing at least three Business Days prior to its submission and (c) prior to the Closing, the Sellers will use commercially reasonable efforts (which shall not include making any monetary expenditure or granting any material accommodation, financial or otherwise, to any third party) to obtain a ratification that the landlord under the SLP Assembly Facility Lease has executed such SLP Assembly Facility Lease.

ARTICLE VI

TAX MATTERS

Section 6.1 Tax Matters.

(a) The Buyer shall prepare or cause to be prepared, in a manner consistent with past practices of the SLP Subsidiary (except where otherwise required by applicable Law), all Tax Returns of the SLP Subsidiary for all taxable periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing) (such Tax Returns, “Pre-Closing Tax Returns”) and all Tax Returns of the SLP Subsidiary for all Straddle Periods (such Tax Returns, “Straddle Period Tax Returns”). The Buyer agrees that it shall cause all such Pre-Closing Tax Returns and Straddle Period Tax Returns to be delivered to the Seller Representative no later than fifteen (15) Business Days before the due date (after giving effect to any applicable extensions of time for filing) for such Tax Returns, so that the Seller Representative has a meaningful opportunity to review and comment on such Tax Returns. The Buyer shall consider in good faith any reasonable comments provided in writing by the Seller Representative to the Buyer so long as such comments are received by the Buyer at least three Business Days prior to the due date for such Tax Returns. The Buyer shall cause the SLP Subsidiary to timely file all Pre-Closing Tax Returns and Straddle Period Tax Returns and, without limiting the Buyer’s rights to indemnification for Taxes with respect to Pre-Closing Tax Returns and, to the extent apportioned pursuant to Section 6.1(d)(iii), to that part of the Straddle Period that ends on the Closing Date, Straddle Period Tax Returns, pursuant to Section 8.2 of this Agreement, timely remit all Taxes due in connection therewith in accordance with applicable Law. Promptly after filing, the Buyer shall cause a copy of each as-filed Pre-Closing Tax Return and Straddle Period Tax Return to be delivered to the Seller Representative, together with a receipt or other evidence of the timely payment of the Taxes due in connection therewith and, in the case of a Straddle Period Tax Return, a computation of the amount of Tax with respect to any Straddle Period that is allocable to the portion of the period ending on the Closing Date. Except as explicitly set forth in this Article VI, the Seller shall indemnify Buyer for all Taxes arising from or with respect to the Transferred Assets or the operation of the Business (including Taxes of the SLP Subsidiary) that are incurred in, or with respect to, any period, or any portion of any period, ending on or prior to the Closing Date (the “Pre-Closing Taxes”), but only to the extent that such Taxes were not taken into account in the final determination of Closing Date Net Working Capital or Closing Date Debt. In addition, the Buyer shall indemnify Sellers for (i) all Taxes arising from or with respect to the Transferred Assets or the operation of the Business (including Taxes of the SLP Subsidiary) that are incurred in, or with respect to, any period, or any portion of any period, following the Closing Date and (ii) the amount by which the actual amount of Pre-Closing Taxes is less than the Closing Date Accrued Taxes.

(b) The Buyer and the Seller Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Pre-Closing Tax Returns and Straddle Period Tax Returns and to deal with any Action or other proceedings related to such Tax Returns or Taxes of, or with respect to, the SLP Subsidiary. The Buyer shall retain all such Tax Returns and accounting and Tax records and information pertaining thereto until expiration of the period for assessment and collection of Tax for the relevant period. The cooperation of the Buyer and the Seller Representative shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 6.1(c).

(c) The Buyer shall promptly notify the Seller Representative in writing upon receipt by the SLP Subsidiary or any of its Affiliates of notice of any pending or threatened Tax audits or assessments or other Actions relating to Taxes for which the Buyer Indemnified Parties may be entitled to indemnification under Section 8.2 or which could otherwise adversely affect the Sellers (“Tax Contest Claims”). Such notification to the Seller Representative shall be made within five (5) Business Days following receipt of such notice from the relevant Governmental Authority and shall include a copy of any correspondence received from such Governmental Authority and describe in reasonable detail the nature of such Tax Contest Claim. Failure to notify the Seller Representative in accordance with this Section 6.1(c) will not relieve the Sellers of any liability that they may have to the Buyer Indemnified Parties, except to the extent (1) the defense of such Action is prejudiced by the Buyer’s failure to give notice, or (2) the Buyer fails to notify the Seller Representative of such indemnification claim prior to the expiration of the applicable survival period set forth in Section 8.1. The Buyer and the Seller Representative shall cooperate with each other in the conduct of any Tax Contest Claim. The Seller Representative shall have the right to control, at its expense, the conduct of any Tax Contest Claim relating solely to Taxes for which the Seller agrees to indemnify the Buyer Indemnified Parties under Section 8.2; provided, that the Seller Representative shall keep the Buyer informed regarding the progress and substantive aspects of such Tax Contest Claim, the Seller Representative shall provide copies to the Buyer of all material written correspondence with a taxing authority relevant to the proceedings, the Buyer shall be entitled at its expense to participate in any such Tax Contest Claim and the Seller Representative shall not: (x) compromise or settle any such Tax Contest Claim, (y) accept any final determination or resolution or (z) agree to any payment, refund or credit of Tax without, in each case, obtaining the Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Seller Representative does not elect (or is not entitled) to control the conduct of a Tax Contest Claim, then Buyer shall keep the Seller Representative informed regarding the progress and substantive aspects of such Tax Contest Claim, the Buyer shall provide copies to the Seller Representative of all written correspondence with a taxing authority relevant to the proceedings, the Seller Representative shall be entitled to participate in such Tax Contest Claim and the Buyer shall not (A) compromise or settle any such Tax Contest Claim, (B) accept any final determination or resolution or (C) agree to any payment, refund or credit of Tax without, in each case, obtaining the Seller Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Seller Representative shall reimburse the Buyer for its reasonable out-of-pocket expenses incurred in defending such Tax Contest Claim. In the event of any conflict between the provisions of this Section 6.1(c) and Section 8.4, this Section 6.1(c) shall control.

(d) Certain Conventions for Determining Taxes. The parties hereto agree, for purposes of preparing all relevant Tax Returns relating to the SLP Subsidiary, to use the following conventions:

(i) The Buyer and the Seller Representative agree that any bonuses paid or payable by the SLP Subsidiary or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs, any legal, investment banking and accounting fees and all deductions related to each of the foregoing are, unless otherwise required by Law, each properly allocable to the taxable period (or portion thereof) of the SLP Subsidiary and its Subsidiaries ending on the Closing Date.

(ii) Any gains, income, deductions, losses or other items resulting from any transactions outside the ordinary course of business occurring on the Closing Date, but after the Closing, shall not be treated as occurring on the Closing Date.

(iii) If the SLP Subsidiary is required to file a Tax Return for a Straddle Period, the portion of any Taxes that are payable for such Straddle Period and relate to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of ad valorem, personal or intangible property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (B) in the case of any other Tax (and the amount of any refund of or credit for such Taxes and any other Tax items), be deemed equal to the amount which would be payable computed on closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date.

(e) Without the Seller Representative’s prior written consent, the Buyer shall not, and shall cause the SLP Subsidiary not to, (i) amend any Tax Return; make, revoke or change any other Tax election; adopt or change any Tax accounting method or period or (ii) initiate any voluntary Tax disclosure or participate in any Tax amnesty program, in each case that would be reasonably likely to increase the amount of the entitlement of any Buyer Indemnified Party to indemnification pursuant to Section 8.2 unless otherwise required by applicable Law.

(f) Except to the extent reflected as an asset in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 2.8(b)), any interest in or right to a Tax refund or credit that is an Excluded Asset under Section 2.2(f) shall be for the sole benefit of the Sellers. To the extent that the Buyer or any of its Affiliates (including the SLP Subsidiary) receives or utilizes any such refund or credit, the Buyer shall pay to the Seller Representative (on behalf of the Sellers) an amount equal to such refund or credit within ten (10) days of receipt or utilization of such refund or credit, and shall provide a reasonably detailed description and calculation thereof. The parties hereto agree that any Tax refund or credit for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 6.1(d)(iii). The Buyer and its Affiliates shall, and shall cause the SLP Subsidiary to, promptly take all reasonable actions (including those actions reasonably requested by the Seller Representative) to file for and obtain any Tax refund to which the Sellers are entitled under this Section 6.1(f). The Buyer shall, upon request, permit the Seller Representative to participate in the prosecution of any such refund claim and shall not settle or otherwise resolve any such refund claim without the prior written consent of the Seller Representative.

(g) The Buyer and the Seller Representative shall each be responsible for preparing and filing all necessary Tax Returns and other required documentation relating to Transfer Taxes in accordance with applicable Law that each party is required by Law to prepare and file. The payment of Transfer Taxes shall be borne 50% by the Buyer and 50% by the Sellers, provided however that the Buyer shall be solely liable for, and the Buyer shall indemnify the Sellers against, any such Transfer Taxes to the extent they are recoverable by the Buyer or any of its Affiliates or creditable against Taxes otherwise owed by the Buyer or any of its Affiliates. For purposes of the preceding sentence, to the extent the recoverability or creditability of any Transfer Taxes depends on the Buyer or any of its Affiliates being properly registered in the jurisdiction imposing such Transfer Taxes, it shall be assumed that the Buyer or the applicable Affiliate is so registered. To the extent reasonably requested by either party, each other party to this Agreement shall cooperate in the filing and join in the execution of any such Tax Returns and other required documentation. The Buyer and the Seller Representative shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

(h) At or prior to the Closing, the US Seller shall deliver to the Buyer a certificate of non-foreign status that complies with Section 1445 of the Code.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

Section 7.1 General Conditions Precedent. The respective obligations of the Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) The parties shall have obtained all necessary regulatory approvals required by applicable Law. Any waiting period (and any extension thereof) under the antitrust and competition laws applicable to the transactions contemplated by this Agreement shall have expired or been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(c) The DOJ shall have provided written notice to Continental AG, Veyance Technologies Inc., and the Divestiture Trustee, if there is one, that it does not object to the transactions contemplated by this Agreement.

(d) The Federal Economic Competition Commission of Mexico (the “FECC”), shall have either (i) provided written notice to Continental AG, the Share Sellers and the Buyer (as notifying parties) that it approves of the Buyer and does not object to the transactions contemplated by this Agreement or (ii) failed to issue any resolution regarding the proposed divestiture under Section V(C) of the Resolution (File No. CNT-084-2014), within the maximum applicable term as set forth in Section V(C).

(e) The Administrative Council for Economic Defense of Brazil (“CADE”) shall have provided written notice to Continental AG, Veyance Technologies, Inc., and the Divestiture Trustee, if there is one, that it does not object to the transactions contemplated by this Agreement.

The conditions set forth under this Section 7.1 shall be deemed to be conditions precedent. The transactions contemplated by this Agreement will not be effected, will not render any legal or material effect (and no direct or indirect control over the Shares or the Transferred Assets will be legally or in fact acquired or exercised by the Buyer), unless and until the conditions precedent set forth in this Section are met or waived by the Parties, and the Closing of this Agreement takes place according to Section 2.7 of this Agreement.

Section 7.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:

(a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the Closing. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Sellers shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) The Sellers shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Sellers.

Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The representations and warranties of the Sellers contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to result in any Loss in excess of Two Million Dollars ($2,000,000); provided, however that (i) if such representations are not true and correct as provided above (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect) such that the failure to be so true and correct would, individually or in the aggregate, reasonably be expected to result in a Loss in excess of Two Million Dollars ($2,000,000) but less than Five Million Dollars ($5,000,000) and (ii) Seller agrees in writing to fully indemnify Buyer for all such Losses, then the condition in this Section 7.3(a) with respect to the representations and warranties shall be deemed satisfied and the condition set forth in Section 7.3(h) shall also be deemed satisfied as it relates to the Circumstances giving rise to such breach (and the Circumstances giving rise to such breach shall not constitute a Material Adverse Effect for purposes of this Agreement). The Sellers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Sellers a certificate to the effect set forth in the preceding sentences, signed by duly authorized officers thereof.

(b) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer.

(c) The Buyer shall have received a certificate from the secretary of each of the Sellers and the SLP Subsidiary certifying that (i) attached thereto is a true and correct copy of such Person’s certificate of incorporation or other charter document and all amendments thereto, certified by the appropriate Governmental Authority of such Person’s jurisdiction of formation, (ii) attached thereto is a true and complete copy of the bylaws, operating agreement or other similar governing document of each such Person as then in effect, (iii) attached thereto is a true and complete copy of the resolutions adopted by such Person authorizing the execution, delivery and performance of the agreements and documents contemplated hereby, and with respect to the resolutions of the SLP Subsidiary, authorizing and approving (1) the transfer of the SLP Subsidiary’s membership interests, (2) the acceptance of new partners of the SLP Subsidiary, (3) the waiver of any preferential rights to acquire the membership interest, and (4) the ratification and confirmation that the SLP Subsidiary’s membership interests to be transferred have no liens or usufruct (usufructo) that remain effective, and (iv) as to the incumbency and signatures of each officer of such Person who executed this Agreement and other documents at Closing.

(d) The Buyer shall have received a current certificate of existence or equivalent document for each of the Sellers and the SLP Subsidiary, dated as of a date not more than 10 days prior to Closing, from the jurisdiction of each such Person’s formation.

(e) The Buyer shall have received true and correct copy of the SLP Subsidiary Partners’ Registry Book evidencing the transfer of the Shares as of the Closing Date from the Share Sellers to the Buyer and its designee, certified by the Secretary of the Board of Managers of the SLP Subsidiary.

(f) The Buyer shall have received the resignations, effective as of the Closing, of each of the directors and officers of the SLP Subsidiary.

(g) The Buyer shall have received a release in the form attached hereto as Exhibit E in favor of the SLP Subsidiary from Sellers and their Affiliates.

(h) No Circumstance shall have occurred or be existing since the date hereof that would be reasonably likely to have a Material Adverse Effect .

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Sellers and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing and remain in full force and effect (i) for a period of 10 years after the Closing Date with respect to the Seller Fundamental Representations and the Buyer Fundamental Representations, (ii) for a period of 18 months after the Closing Date in the case of all other representations and warranties and covenants (other than covenants which by their terms provide for performance after the Closing Date and representations and warranties set forth in clause (i) and (iii) of this Section 8.1) made by the Sellers or the Buyer, (iii) for a period of 3 years after the Closing Date with respect to Section 3.14 (Environmental) and Section 3.19(c) (Product Liability); and (iv) for 60 days past the relevant statute of limitations for Section 3.13 (Taxes), Article VI (Tax Matters) and covenants which by their terms are to be performed following the Closing.

Section 8.2 Indemnification by the Sellers. The Sellers shall jointly and severally save, defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from, or related to:

(a) any breach or inaccuracy of any representation or warranty made by any Seller contained in this Agreement or any certificate delivered pursuant hereto (without regard to materiality qualifiers or Material Adverse Effect qualifiers contained therein for purposes of determining the amount of Losses attributable thereto (but not for purposes of determining whether a breach has occurred));

(b) any breach of, or failure to perform, any covenant or agreement by any Seller or the SLP Subsidiary contained in this Agreement; and

(c) any Excluded Liability.

Section 8.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Sellers and their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from, or related to:

(a) any breach or inaccuracy of any representation or warranty made by the Buyer contained in this Agreement or any certificate delivered pursuant hereto (without regard to materiality qualifiers or Material Adverse Effect qualifiers contained therein for purposes of determining the amount of Losses attributable thereto (but not for purposes of determining whether a breach has occurred));

(b) any breach of, or failure to perform, any covenant or agreement by the Buyer contained in this Agreement; and

(c) any Assumed Liability.

Section 8.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right to participate (at the Indemnifying Party’s expense) in or, at its option and upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, assume the defense thereof (including any appeal or settlement), at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding anything in this Section 8.4(b) to the contrary, the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim pursuant to the first sentence of this Section 8.4(b) if (i) such claim involves potential criminal liability, (ii) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent all parties under applicable standards of legal ethics, (iii) such claim seeks an injunction or other equitable relief against the Indemnified Party, or (iv) the Indemnifying Party fails to defend such action in a timely and reasonably manner or the Indemnified Party reasonably determines that the amount of the Third Party Claim if successful would be likely to exceed the Indemnifying Party’s liability under this Agreement. In any Third Party Claim defended by the Indemnifying Party, (x) the Indemnified Party shall have the right to be represented by counsel and accountants at its own expense, (y) to the extent the Indemnified Party is not represented by its own counsel, the Indemnifying Party shall make itself reasonably available to the Indemnified Party to discuss the status of such Third Party Claim, and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Third Party Claim, but in the case of clauses (y) an (z), at the expense of the Indemnifying Party and subject to the further limitations set forth in Section 8.4(e).

(c) If notice is given to the Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within 30 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, or if the Indemnifying Party is not entitled to assume the defense of such Third Party Claim pursuant to Section 8.4(b), the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense of such claim at the Indemnifying Party’s expense. The Indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense.

(d) No compromise or settlement of any Third Party Claim may be effected by the Indemnifying Party without the other party’s prior written consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person or any other wrongdoing, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party and its Affiliates receive an unconditional release from all Liabilities with respect to such claim. The Indemnified Party may only settle a Third Party Claim to the extent that the Indemnifying Party fails to defend such Third Party Claim in a timely and reasonably manner.

(e) All of the parties shall reasonably cooperate (at the Indemnifying Party’s expense) in the defense or prosecution of any Third Party Claim in respect of which a claim for indemnification may be sought under Section 8.2 or Section 8.3 and each of the Buyer and the Sellers (or a duly authorized Representative of such party) shall (and shall cause their Affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that no party shall be required to provide records or information to the extent the provision of such information would cause the attorney-client or similar privilege to be waived.

(f) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

Section 8.5 General Limits on Indemnification.

(a) No claim for indemnification may be asserted against either party for breach of any representation or warranty contained herein unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation or warranty shall survive as to such claim until such claim has been finally and fully resolved.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) the Sellers shall not be liable to any Buyer Indemnified Party for any claim for indemnification under Section 8.2(a) (other than for breaches of the Seller Fundamental Representations, Section 3.13 (Taxes) and Section 3.19(c) (Product Liability) (for each of which Buyer Indemnified Parties shall be entitled to recover from the first dollar of Loss) and except as set forth in clause (ii) below with respect to any breaches of representations and warranties in Section 3.14 (Environmental)) unless and until the aggregate amount of indemnifiable Losses, other than those subject to clause (ii) below, that may be recovered from the Sellers equals or exceeds $220,000 (the “Deductible”), in which case the Sellers thereafter shall be liable only for the Losses in excess of such amount; (ii) with respect to any claim for indemnification under Section 8.2(a) for breaches of the representations and warranties set forth in Section 3.14 (Environmental), the Sellers shall only be responsible for fifty percent (50%) of each dollar of Losses arising out of, resulting from, or related to such breaches (and Buyer shall be responsible for and bear the costs of the remaining 50%) until the aggregate amount of such Losses from all such breaches equals or exceeds $350,000, in which case the Sellers shall thereafter be liable for all of such Losses in excess of such amount (subject to the limitations below); (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties for any claim for indemnification under Section 8.2(a) (other than for breaches of the Seller Fundamental Representations, Section 3.13 (Taxes) and Section 3.14 (Environmental)), shall be an amount equal to $2,640,000; (iv) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties for any claim for indemnification under Section 8.2(a) (other than for breaches of the Seller Fundamental Representations and Section 3.13 (Taxes)), shall be an amount equal to $3,840,000; (v) the

Sellers shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the accruals or reserves for the category of such Loss on the Closing Balance Sheet or the Balance Sheet exceed the Loss and the actual Liabilities in the accrued or reserved category (except to the extent any such Loss relates to an Excluded Liability), and (vi) the Sellers shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was included in the calculation of the Closing Date Net Working Capital. Notwithstanding anything herein to the contrary, except in the case of fraud, in no event shall the aggregate amount of Losses for which any party or their respective Affiliates are obligated to indemnify and hold harmless the other parties hereto (or their Affiliates and their respective Representatives, successors and assigns), relating to the transactions contemplated by this Agreement exceed the Purchase Price.

(c) For all purposes of this Article VIII, “Losses” shall be calculated net of (i) any insurance or other recoveries payable to and actually received by the Indemnified Party or its Affiliates (net of direct collection expenses) in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit actually received by such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses. The Indemnified Party shall use commercially reasonable efforts to collect any such amounts.

(d) The Buyer and the Sellers shall reasonably cooperate with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate such claim.

Section 8.6 Tax Matters. The parties hereto agree to treat any indemnification payments made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

Section 8.7 Exclusivity. Except as otherwise specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud or willful misconduct on the part of the Sellers in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and except with respect to claims for injunctive or other equitable relief, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the parties hereto, and such parties, on behalf of themselves and the other Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, waive any rights and claims they may have against the other party, whether in law or equity, relating to the Business, the Transferred Assets, the Assumed Liabilities and/or the transactions contemplated hereby. The rights and claims waived by the parties hereto include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, breach of implied covenants, negligent misrepresentation and all other claims for breach of duty.

Section 8.8 Disclaimer of Implied Warranties.

(a) It is the explicit intent and understanding of each party hereto that neither party hereto or any of such party’s Affiliates or Representatives is making any representation or warranty whatsoever (including any implied warranty of merchantability or fitness), oral or written, express or implied, as to the accuracy or completeness of any information regarding the Business, the Transferred Assets or the Assumed Liabilities, except as expressly set forth in this Agreement and the other agreements, certificates and documents contemplated hereby, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party hereto or such other party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement and the other agreements, certificates and documents contemplated hereby.

(b) In connection with the Buyer’s investigation of the Business, the Buyer has received certain estimates, projections and other forecasts regarding the Business and the Transferred Assets, including forecasts of future performance of the Business. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts); provided, however, that nothing herein shall prevent Buyer from relying on the express representations of Seller set forth in this Agreement. Accordingly, unless expressly set forth herein, no Seller makes any representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 8.9 Guaranty.

(a) Guarantor hereby irrevocably and unconditionally guarantees the full and prompt performance of all amounts owing by the Sellers to the Buyer Indemnified Parties under this Article VIII (the “Guaranteed Obligations”). Guarantor’s liability hereunder shall not be discharged or impaired by (i) any amendment, modification, supplement to, restatement or variation of this Agreement or any waiver or departure from its terms or any assignment of this Agreement or any portion hereof, (ii) any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same, (iii) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any security for any of the foregoing, or (iv) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application.

(b) Guarantor hereby waives (i) presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of non-payment or other non-performance, protest, dishonor, acceptance hereof, and of any of the matters referred to in this Section 8.9 and of any rights to consent thereto, (ii) any right to require the Buyer, as a condition of payment or performance by the Guarantor hereunder, to proceed against, or to exhaust or have resort to any security from the Sellers or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right or (iii) any defense based on or afforded by any applicable Law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Section 8.9.

(c) In connection with the guarantee provided in this Section 8.9, this Agreement shall be effective prior to the delivery of the Guarantor’s signature page, provided that the Buyer may terminate this Agreement if such executed signature page is not delivered by the Guarantor prior to 9:00 a.m. Eastern Standard Time on June 2, 2015.

Section 8.10 Environmental Matters. Buyer shall notify Sellers within thirty days after it or its Affiliates becomes aware of any circumstance for which indemnification is reasonably likely to be sought that includes Remedial Action (provided, however, that the failure to provide such notice within 30 days shall not relieve the Sellers of any obligations hereunder to the extent not actually prejudiced thereby). The Sellers shall have the right to control and perform any Remedial Action taken in response to any claim for indemnification hereunder (it being understood that such Remedial Action shall only be required to be conducted to the minimum extent required by Environmental Law), and Buyer shall ensure that Sellers are granted full access and control of Remedial Actions for which Sellers have provided notice of their election to perform; provided, however that Sellers shall not unreasonably interfere with the operation of the business of Buyer while conducting such Remedial Actions. “Remedial Action” means any action to investigate, monitor, remove, remediate, respond to, and/or correct environmental conditions for which indemnification is or may be sought. Any breach of this Section 8.10 by Buyer shall relieve Seller of its obligation to indemnify Buyer with respect to any environmental related matter to the extent that Seller is actually prejudiced thereby.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Sellers;

(b) (i) by the Sellers, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Sellers or (ii) by the Buyer, if the Sellers breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Buyer;

(c) (i) by the Sellers, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to September 30, 2015 or (ii) by the

Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to September 30, 2015; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause (or material contributor to the cause) of the failure of such condition to be satisfied on or prior to such date;

(d) by either the Sellers or the Buyer if the Closing shall not have occurred by September 30, 2015 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause (or material contributor to the cause) of the failure of the Closing to occur on or prior to such date; or

(e) by either the Sellers or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.8.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.20 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.7 relating to confidentiality, Section 5.13 relating to public announcements, Section 11.1 relating to fees and expenses, Section 11.4 relating to notices, Section 11.7 relating to third-party beneficiaries, Section 11.8 relating to governing law, Section 11.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

SELLER REPRESENTATIVE

Section 10.1 Designation and Authority of the Seller Representative. The parties have agreed that it is desirable to designate Veyance Technologies, Inc. to act on behalf of Sellers (the “Seller Representative”). The Seller Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have full power, authority and discretion to (i) receive and distribute the Purchase Price, (ii) after the Closing, negotiate and enter into amendments to this Agreement for and on behalf of the Sellers and (iii) defend or settle any indemnity claims that may arise pursuant to this Agreement. All actions taken by the Seller Representative under this Agreement shall be binding upon the Sellers and their successors and assigns as if expressly confirmed and ratified in writing by each of them. The Seller Representative shall have no liability to any Seller with respect to actions taken or omitted to be taken in its capacity as the Seller Representative. The Seller Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Seller Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 11.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 11.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Sellers, to:

Continental Tire North America, Inc.

1830 MacMillan Park Drive

Fort Mill, SC 29707

Attention: George R. Jurch III

Facsimile: (704) 583-8815

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention: Matthew Jacobson

Facsimile: (212) 556-2222

(b) if to the Buyer, to:

EnPro Industries, Inc.

5605 Carnegie Blvd.

Charlotte, NC 28209

Attention: General Counsel

Facsimile: 704-731-1511

with a copy (which shall not constitute notice) to:

Robinson, Bradshaw & Hinson, P.A.

101 N. Tryon Street, Suite 1900

Charlotte, NC 28246

Attention: Kelly L. Loving

Facsimile: 704-378-4000

Section 11.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

Section 11.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this

Agreement. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VIII.

Section 11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

Section 11.9 Jurisdiction; Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof shall be exclusively and finally settled by arbitration administered by the AAA in accordance with the Commercial Arbitration Rules of the AAA (the “AAA Rules”). Any party may initiate the arbitration, as provided in the AAA Rules. The place of arbitration shall be New York, New York, United States of America, unless the parties agree otherwise. The arbitral panel shall determine the rights and obligations of the parties in accordance with the substantive laws of the State of New York. Except as agreed by the parties, the arbitral panel shall have no power to alter or modify any terms or provisions of this Agreement, or to render any award that, by its terms or effects, would alter or modify any term or provision of this Agreement. The arbitral panel shall be composed of three arbitrators, one to be selected by the claimant party to the dispute (or, if there is more than one claimant to the dispute, by the claimant parties, unanimously); one to be selected by the respondent party (or, if there is more than one respondent to the dispute, by the respondent parties, unanimously); and one to be jointly appointed by the two party-appointed arbitrators. If, within 15 Business Days, the two previously-selected arbitrators cannot agree on the selection of the third arbitrator, then the third arbitrator shall be selected by the AAA pursuant to the AAA Rules. Once the arbitral panel has been composed, the arbitrators shall act as neutrals and not as party arbitrators, and no party shall engage in any ex parte communication with any member of the arbitral panel. Each party shall bear its own attorney fees, expenses, and costs. Any award of monetary damages shall include interest at a default rate of the prime rate plus 2% from the date of any breach or violation of this Agreement or the incurring of any obligation as determined in the arbitral award until paid in full. Any award of monetary damages shall be in writing and state the reasons upon which it is based. The award shall be final and binding on the parties. Judgment on the award may be entered by any court with competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., shall govern any arbitration conducted pursuant to this Section.

Section 11.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Sellers or the Buyer or any officer, director, employee, Representative or investor of either party hereto.

Section 11.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Subsidiary of the Buyer without the prior consent of the Sellers and; provided further, that the Sellers may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Sellers without the consent of the Buyer and; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.18 Facsimile Signature. This Agreement may be executed by facsimile or .PDF signature and a facsimile or .PDF signature shall constitute an original for all purposes.

Section 11.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.20 No Presumption Against Drafting Party. Each of the Buyer and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.21 Conflicts; Privileges.

(a) It is acknowledged by each of the parties that the Sellers, the Guarantor, their Subsidiaries (including, for the avoidance of doubt, the SLP Subsidiary) and their respective Affiliates have retained King and Spalding LLP to act as their counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein (the “Current Seller Representation”), and that no other party to this Agreement has the status of a client of King and Spalding LLP for conflict of interest or any other purposes as a result thereof.

(b) The Buyer and the Sellers hereby agree that after the Closing, King and Spalding LLP may represent any Seller, the Guarantor, any of their Subsidiaries (including, for the avoidance of doubt, the SLP Subsidiary) or any of their respective Affiliates or any officer, director, manager, employee, shareholder, partner or member of any Seller, the Guarantor, any of their Subsidiaries (including, for the avoidance of doubt, the SLP Subsidiary) or any of their respective Affiliates (any such Person, a “Designated Seller Person”) in any matter involving or arising from the Current Seller Representation, including any interpretation or application of this Agreement or any other Ancillary Agreement, and including for the avoidance of doubt any Action between or among the Buyer, the SLP Subsidiary, any of their respective Affiliates, and any Designated Seller Person, even though the interests of such Designated Seller Person may be directly adverse to the Buyer, the SLP Subsidiary or any of their respective Affiliates, and even though King and Spalding LLP may have represented Buyer, the SLP Subsidiary or any of their respective Affiliates in a substantially related matter, or may be representing the Buyer, the SLP Subsidiary or any of their respective Affiliates in ongoing matters.

(c) The Sellers, Buyer, the SLP Subsidiary and their respective Affiliates hereby waive and agree not to assert (i) any claim that King and Spalding LLP has a conflict of interest in any representation described in Section 11.21(b) and (ii) any confidentiality obligation with respect to any communication between King and Spalding LLP and any Designated Seller Person occurring during the Current Seller Representation to the extent such communication is required to be disclosed in connection with an Action related to the Current Seller Representation.

(d) The Buyer, the SLP Subsidiary and their respective Affiliates hereby agree that as to all communications (whether before or at the Closing) between King and Spalding LLP and any Designated Seller Person that relate in any way to the Current Seller Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Seller Person and may be controlled by such Designated Seller Person and shall not pass to or be claimed by the Buyer, the SLP Subsidiary or any of their respective Affiliates. Without limiting the foregoing, notwithstanding any policy of the Buyer, the SLP Subsidiary or any of their respective Affiliates or any agreement between the SLP Subsidiary and any Designated Seller Person or any representative of any Designated Seller Person or the SLP Subsidiary, whether established or entered into before, at or after the Closing, neither the Buyer nor the SLP Subsidiary may review or use for any purpose any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence unless such attorney-client privilege has been waived by the Designated Seller Person, either expressly or by operation of law.

(e) The Buyer and the SLP Subsidiary further agree that King and Spalding LLP and its partners and employees are third-party beneficiaries of this Section 11.21.

(f) It is acknowledged by each of the parties that the Buyer entities have retained Robinson, Bradshaw & Hinson, P.A. to act as their counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein (the “Current Buyer Representation”), and that no other party to this Agreement has the status of a client of Robinson, Bradshaw & Hinson, P.A. for conflict of interest or any other purposes as a result thereof.

(g) The Buyer and the Sellers hereby agree that after the Closing, Robinson, Bradshaw & Hinson, P.A. may represent any Buyer entity or any of their respective Affiliates or any officer, director, manager, employee, shareholder, partner or member thereof (any such Person, a “Designated Buyer Person”) in any matter involving or arising from the Current Buyer Representation, including any interpretation or application of this Agreement or any other Ancillary Agreement, and including for the avoidance of doubt any Action between or among the Buyer, the SLP Subsidiary, any of their respective Affiliates, and any Designated Buyer

Person, even though the interests of such Designated Buyer Person may be directly adverse to the Sellers or any of their respective Affiliates, and even though Robinson, Bradshaw & Hinson, P.A. may have represented Sellers or any of their respective Affiliates in a substantially related matter, or may be representing the Sellers or any of their respective Affiliates in ongoing matters.

(h) The Sellers, Buyer and the SLP Subsidiary and their respective Affiliates hereby waive and agree not to assert (i) any claim that Robinson, Bradshaw & Hinson, P.A. has a conflict of interest in any representation described in Section 11.21(g) and (ii) any confidentiality obligation with respect to any communication between Robinson, Bradshaw & Hinson, P.A. and any Designated Buyer Person occurring during the Current Buyer Representation to the extent such communication is required to be disclosed in connection with an Action related to the Current Buyer Representation.

(i) The Sellers and their Affiliates hereby agree that as to all communications (whether before or at the Closing) between Robinson, Bradshaw & Hinson, P.A. and any Designated Buyer Person that relate in any way to the Current Buyer Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Buyer Person and may be controlled by such Designated Buyer Person and shall not pass to or be claimed by the Sellers or any of their respective Affiliates. Without limiting the foregoing, the Sellers and their Affiliates may not review or use for any purpose any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence unless such attorney-client privilege has been waived by the Designated Buyer Person, either expressly or by operation of law.

(j) The Sellers further agree that Robinson, Bradshaw & Hinson, P.A. and its partners and employees are third-party beneficiaries of this Section 11.21.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VEYANCE DE MEXICO, S. DE R.L. DE C.V.

By:	/s/ Alejandro Corte’s Martinez
Name: Alejandro Corte’s Martinez
Title: Legal Representative

By:	/s/ Norma Alicia Martinez Padron
Name: Norma Alicia Martinez Padron
Title: Legal Representative

VEYANCE DE CHIHUAHUA, S. DE R.L. DE C.V.

By:	/s/ Alejandro Corte’s Martinez
Name: Alejandro Corte’s Martinez
Title: Legal Representative

By:	/s/ Norma Alicia Martinez Padron
Name: Norma Alicia Martinez Padron
Title: Legal Representative

VEYANCE TECHNOLOGIES CANADA, INC.

By:	/s/ Mark A. Schie
Name: Mark A. Schie
Title: Controller

By:	/s/ Shiela M. M. Schiffman
Name: Shiela M. M. Schiffman
Title: Assistant Secretary

[Signature Page to Asset Purchase Agreement]

VEYANCE TECHNOLOGIES, INC.

By:	/s/ Mark A. Schie
Name: Mark A. Schie
Title: Controller

By:	/s/ Shiela M. M. Schiffman
Name: Shiela M. M. Schiffman
Title: Assistant Corporate Secretary

GARLOCK OF CANADA LTD

By:	/s/ Chris Drake
Name: Chris Drake
Title: Vice President and Secretary

STEMCO KAISER INCORPORATED

By:	/s/ Tanya D. Greeley
Name: Tanya D. Greeley
Title: Vice President and Secretary

ENPRO LUXEMBOURG HOLDING COMPANY SarL

By:	/s/ Robert S. McLean
Name: Robert S. McLean
Title: Class A Manager

By:	/s/ Pieter Jan van der Meer
Name: Pieter Jan van der Meer
Title: Class B Manager

STEMPRO MEXICO ACQUISITION CO., S DE R.L. DE C.V.

By:	/s/ Tanya D. Greeley
Name: Tanya D. Greeley
Title: Manager

[Signature Page to Asset Purchase Agreement]

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Name: Robert S. McLean
	Title:	Vice President, General Counsel and Secretary

[Signature Page to Asset Purchase Agreement]

CONTINENTAL AG

By:	/s/ Angela Hetzel
Name: Angela Hetzel
Title: Head of M&A and CREM

By:	/s/ Johannes Suttmeyer
Name: Johannes Suttmeyer
Title: Head of Law, Corporate, EMEA & APA

[Signature Page to Asset Purchase Agreement]

Annex 1

Definitions

“Accounting Principles” means (x) the practices, policies, judgments and methodologies set forth on Schedule 1.1(a) or (y) to the extent not set forth on Schedule 1.1(a), GAAP applied in a manner consistent with the practices, policies, judgments and methodologies applied in connection with the preparation of the Balance Sheet.

“Action” means any claim, action, suit, arbitration, lawsuit, hearing or proceeding by or before any Person, or any audit, supervision, dawn raid, investigation, sanction, examination, judicial or legal proceeding or similar proceeding by or before any Governmental Authority, in each case whether civil, criminal or administrative, at law or in equity.

“Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the IP Assignment Agreement, the License Agreement, the Fairlawn Sublease, the Transition Services Agreement, the Supply Agreement and the Distribution Agreement.

“Assumption Agreement” means an instrument of assignment and assumption in form reasonably satisfactory to the Buyer and the Sellers pursuant to which the Sellers shall assign to the Buyer and the Buyer shall assume all of the liabilities held by the Sellers as of the Closing Date that are included in the Assumed Liabilities.

“Bill of Sale” means a bill of sale in form reasonably satisfactory to the Buyer and the Sellers transferring to the Buyer all of the tangible personal property owned or held by the Sellers as of the Closing Date that is included in the Transferred Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employees” means those employees of the Business listed on Schedule 5.6(a) of the Disclosure Schedules and all individuals employed by the SLP Subsidiary immediately prior to the Closing Date, including any such employee of the SLP Subsidiary who is absent due to vacation, holiday, illness, leave of absence or disability.

1

“Buyer Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), and Section 4.5 (Brokers).

“Buyer Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.

“Cash” of any Person as of any date means the cash and cash equivalents (including restricted cash as defined by GAAP) and deposits required to be reflected as cash and cash equivalents (including restricted cash as defined by GAAP) on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with the Accounting Principles. Cash shall be calculated net of cleared checks and drafts issued by such Person and include uncleared checks and drafts received or deposited for the account of such Person.

“Charter Documents” means, in respect of any Person, such Person’s founding act, charter, articles of incorporation and bylaws, memorandum and articles of association, statutes, estatutos or similar instruments.

“CIM” means that Confidential Information Memorandum provided to the Buyer and made available in the virtual data room.

“Circumstance” means any change, development, circumstance, effect, event or fact.

“Closing Date Accrued Taxes” means all accrued and unpaid Taxes as set forth on the final Closing Date Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Debt” with respect to a Person as of any date means, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money (provided that intracompany loans between the SLP Subsidiary and its Subsidiaries or between Subsidiaries of the SLP Subsidiary shall not be deemed Debt), (b) any obligations of such Person and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible), (c) all reimbursement obligations of such Person and its Subsidiaries under any surety bonds or letters of credit to the extent such bonds or letters of credit have been drawn; (d) all obligations of such Person and its Subsidiaries under capitalized leases and purchase money obligations (as defined in §9-103 of the Uniform Commercial Code) to the extent any such lease or obligation is required to be accrued as indebtedness in accordance with GAAP; (e) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of

2

any items set forth in clauses (a) through (d); (f) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (d) above, (g) capital expenditures for which commitments have been made and accruals taken (net of payments made against the commitments for such capital expenditures), (h) the Unfunded Pension Liability of the SLP Subsidiary and (i) the Closing Date Accrued Taxes.

“Distribution Agreement” means that certain Distribution Agreement to be entered into between the US Seller and the Buyer in substantially the form attached hereto as Exhibit A.

“Divestiture Agent” means the agent appointed by Continental AG and Veyance Technologies, Inc. to effect the divestiture of the Divestiture Assets as such term is defined in the Resolution.

“Divestiture Trustee” means the trustee selected by the DOJ and approved and appointed by the U.S. District Court for the District of Columbia to effect the divestiture of the Divestiture Assets, as such term is defined in the Proposed Final Judgment, case number 1:14-cv-02087 file with the U.S. District Court for the District of Columbia on December 11, 2014.

“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements (other than routine administrative procedures) in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans and all employment, consulting, retention, severance, change-of-control, or similar agreements, in each case, in which any of the Business Employees or their dependents participate.

“Encumbrance” means any charge, claim, mortgage, lien, option, seizure (embargo), pledge, security interest, guaranty, aval, trust (fideicomiso), right of way (servidumbre) or other restriction or limitation of any kind.

“Fairlawn Facility” means the property located at 703 South Cleveland Massillon Road, Fairlawn, Ohio, 44333.

“Fairlawn Sublease” means that certain Fairlawn Sublease to be entered into between the US Seller and the Buyer in substantially the form attached hereto as Exhibit B.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

3

“Hazardous Substance” means (a) any liquid, gaseous or solid material, substance or waste that requires removal, remediation or reporting under any Environmental Law or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or any other similar term) pursuant to any Environmental Law, and (b) any petroleum product or by-product, petroleum-derived substances, asbestos, polychlorinated biphenyls or urea formaldehyde.

“Income Tax” means any Tax that is based on or measured by net income, profits or gains.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, but excluding any information in published Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

“IP Assignment Agreement” means that certain IP Assignment Agreement to be entered into between the US Seller and the Buyer in substantially the form attached hereto as Exhibit C.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge”, with respect to the Sellers, means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.1(c) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Liabilities” means any debts, liabilities and obligations of any kind or nature whether accrued or fixed, absolute or contingent, matured or unmatured, or determinable or indeterminable.

“License Agreement” means that certain Intellectual Property Agreement to be entered into between the US Seller and the Buyer in substantially the form attached hereto as Exhibit D.

4

“Material Adverse Effect” means any Circumstance that is or would be reasonably expected to be materially adverse to (i) the business, assets, financial condition or results of operations of the Business or (ii) the ability of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any Circumstance arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Business operates generally, (2) general economic or political conditions, (3) any failure of the Business to meet any projections or forecasts, (4) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (5) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof, (6) any changes in applicable laws, regulations or accounting rules or (7) the loss of the “Goodyear” brand as long as in the cases of clauses (1), (2) or (5), such Circumstance does not have a materially disproportionate effect on the Business relative to similarly situated businesses operating in the same industry.

“Mexican Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the United Mexican States.

“Net Working Capital” has the meaning on Schedule 1.1(a). For illustrative purposes only, an example of the calculation of Net Working Capital as of December 31, 2014 is set forth on Schedule 1.1(b).

“Order” means any settlement, stipulation, order, writ, judgment, injunction, decree, rule, ruling, verdict, decision, directive, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet delinquent (or which may be paid without interest or penalties), (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or the SLP Subsidiary, (c) pledges, deposits or other liens securing the performance of bids, trade contracts, or leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities.

“Person” means an individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, syndicate, person, trust, estate, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“PII” means any information that specifically identifies, or is capable of identifying, any individual Person, whether living or dead, including any information that could be associated with such individual, such as an address, e-mail address, telephone number, health in formation, financial information, drivers’ license number, location information, or government issued identification number.

5

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means the spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of any Hazardous Substance into the environment.

“Resolution” means the resolution issued by the FECC under file number CNT-084-2014 on December 18, 2014.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4(b) and Section 3.4(c) (Title to Transferred Assets; Capitalization) and Section 3.20 (Brokers).

“Shares” means the shares (partes sociales) of Veyance Productos Industriales, S. de R.L. de C.V.

“SLP Assembly Facility” means the facility located at Eje 128 No. 140, Manzana 35 interior A, B, C y D, Zona industrial del Potosi, San Luis Potosi, S.L.P. C.P. 78395, Mexico.

“SLP Assembly Facility Lease” means the Lease Agreement dated February 1, 2015 by and between Veyance Productos Industriales S. de R.L. de C.V., as tenant, and Grupo Inmobiliario y Constructor Vanek, S.A. de C.V., as lessor, with respect to the SLP Assembly Facility.

“SLP Facility” means the facility located at Eje Central Sahop No. 215, Manzana 53, Zona Industrial, San Luis Potosí, S.L.P. C.P. 78395, México.

“SLP Subsidiary” means Veyance Productos Industriales, S. de R.L. de C.V.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Supply Agreement” means that certain Supply Agreement to be entered into between the US Seller and Buyer in substantially the form attached hereto as Exhibit F with schedules related to the specifications thereunder as set forth therein.

6

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including without limitation any income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts or value-added tax.

“Tax Return” means any report, return, claim for refund, declaration or other information return or statement required to be supplied to a Governmental Authority relating to Taxes, including any schedule or attachment thereto and any returns and any amendment thereof.

“Transfer Taxes” means any and all transfer, documentary, sales, use, court, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees imposed in connection with the transactions contemplated by this Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between the US Seller and the Buyer in substantially the form attached hereto as Exhibit G.

“Unfunded Pension Liability” means $2,501,463.

7

Annex 2

Index of Defined Terms

The following terms have the meanings set forth in the Sections referenced below:

$11.14
AAA Rules	11.9
Accounting Principles	Annex 1
Action	Annex 1
Adjustment Amount	2.8(c)
Affiliate	Annex 1
Agreement	Preamble
Ancillary Agreements	Annex 1
Asset Sellers	Preamble
Assumed Liabilities	2.3
Assumption Agreement	Annex 1
Balance Sheet	3.5(a)
Bill of Sale	Annex 1
Books and Records	2.1(h)
Business	Recitals
Business Day	Annex 1
Business Employees	Annex 1
Business Intellectual Property	2.1(d)
Business Patents	3.12(a)
Business Permits	2.1(g)
Business Registered IP	3.12(a)
Business Registered Marks	3.12(a)
Buyer	Preamble
Buyer Fundamental Representations	Annex 1
Buyer Indemnified Parties	8.2
Buyer Material Adverse Effect	Annex 1
Buyer Parent	Preamble
Buyer Savings Plan	5.6(d)
CADE	7.1(e)
Canadian Asset Purchase	Preamble
Canadian Seller	Preamble
Cash	Annex 1
Charter Documents	Annex 1
CIM	Annex 1
Circumstance	Annex 1
Closing	2.7
Closing Balance Sheet	2.8(a)
Closing Date	2.7
Closing Date Cash	2.8(a)
Closing Date Debt	2.8(a)
Closing Date Net Working Capital	2.8(a)

COBRA	5.6(e)(ii)
Code	Annex 1
Combined Pro-Forma Financial Statements	3.5(a)
Confidentiality Agreement	5.7
Contracts	2.1(a)
Copyrights	Annex 1
Debt	Annex 1
Deficit Amount	2.8(e)
Determination Date	2.8(b)
Disagreement Notice	2.8(b)
Disclosure Schedules	Article III
Distribution Agreement	Annex 1
Divestiture Agent	Annex 1
Divestiture Trustee	Annex 1
DOJ	3.3(b)
dollars	11.14
Employee Plans	Annex 1
Encumbrance	Annex 1
Environmental Laws	3.14(b)
Environmental Permits	3.14(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
Fairlawn Facility	Annex 1
Fairlawn Sublease	Annex 1
FECC	7.1(d)
FTC	3.3(b)
GAAP	Annex 1
Global Veyance Air Springs Business	Recitals
Governmental Authority	Annex 1
HSR Act	3.3(b)
Income Tax	Annex 1
Increase Amount	2.8(d)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Intellectual Property	Annex 1
Inventory	2.1(f)
IP Assignment Agreement	Annex 1
IRS	Annex 1
Knowledge	Annex 1
Law	Annex 1
Leased Real Property	3.11(b)
Liabilities	Annex 1
License Agreement	Annex 1
Losses	8.2
Marks	Annex 1
Material Adverse Effect	Annex 1

9

Material Contracts	3.15(a)
Mexican Business Day	Annex 1
Mexican Business Employees	5.6(a)
Mexican Nominal Share Purchase	Preamble
Mexican Share Purchaser	Preamble
Names	5.9
Net Working Capital	Annex 1
Neutral Accountant	2.8(b)
Owned Real Property	3.11(a)
Patents	Annex 1
Permits	3.7(b)
Permitted Encumbrance	Annex 1
Person	Annex 1
PII	Annex 1
Pre-Closing Tax Returns	6.1(a)
Real Property	Annex 1
Receivables	2.1(e)
Representatives	5.2(a)
Resolution	Annex 1
Seller Fundamental Representations	Annex 1
Seller Indemnified Parties	8.3
Seller Representative	10.1
Seller Savings Plan	5.6(d)
Sellers	Preamble
Share Sellers	Preamble
Shares	Annex 1
SLP Facility	Annex 1, Annex 1, Annex 1
SLP Subsidiary	Annex 1
SLP Subsidiary Assets	2.1(a)
Straddle Period	Annex 1
Straddle Period Tax Returns	6.1(a)
Subsidiary	Annex 1
Supply Agreement	Annex 1
Tax Contest Claims	6.1(c)
Tax Return	Annex 1
Taxes	Annex 1
Termination Date	9.1(d)
Third Party Claim	8.4(a)
Trade Secrets	Annex 1
Transfer Taxes	Annex 1
Transferred Assets	2.1
Transferred Employees	5.6(a)
Transition Services Agreement	Annex 1
U.S. Business Employees	5.6(a)
U.S. Transferred Employees	5.6(a)
Unfunded Pension Liability	Annex 1

10

US Asset Purchase	Preamble
US Seller	Preamble
US$	11.14
Veyance Mexico	Preamble
Veyance North American Air Springs Business	Recitals
WARN Act	5.6(g)

11